UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box: ☐

☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Under Rule 14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

FRONTIER COMMUNICATIONS CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Three High Ridge Park, Stamford, CT 06905
(203) 614-5600

April 9, 2010

Dear Fellow Stockholder:

On behalf of the board of directors of Frontier Communications Corporation, I am pleased to invite you to attend our 2010 Annual Meeting of Stockholders. The meeting will be held at our offices located at Three High Ridge Park, Stamford, Connecticut 06905, on Thursday, May 13, 2010 at 10:00 a.m., Eastern Daylight Savings Time.

At this meeting, you will be asked:

•	To elect 10 directors;

•	To consider and vote upon an advisory proposal on executive compensation;

•	To consider and vote upon a stockholder proposal, if presented at the meeting;

•	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2010; and

•	To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

It is important that your shares be represented, whether or not you attend the meeting. In order to ensure that you will be represented, we ask that you sign, date and return the enclosed proxy card. You may also vote your shares via the Internet or by telephone. Information regarding voting by mail, the Internet or telephone is included on the proxy card instructions. If present, you may revoke your proxy and vote in person.

Attendance at the meeting will be limited to stockholders as of the record date, or their authorized representatives, and our guests. If you are planning to attend the meeting please mark the appropriate box on the proxy card.

We look forward to seeing you at the meeting.

Cordially,

Mary Agnes Wilderotter Chairman of the Board of Directors, President and Chief Executive Officer

Three High Ridge Park, Stamford, CT 06905
(203) 614-5600

April 9, 2010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 13, 2010

To the Stockholders of
FRONTIER COMMUNICATIONS CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Frontier Communications Corporation will be held at the company’s offices, Three High Ridge Park, Stamford, Connecticut 06905, on Thursday, May 13, 2010, at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

•	To elect 10 directors;

•	To consider and vote upon an advisory proposal on executive compensation;

•	To consider and vote upon a stockholder proposal, if presented at the meeting;

•	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2010; and

•	To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

The board of directors fixed the close of business on March 17, 2010 as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. At the close of business on March 17, 2010, there were 313,410,335 shares of our common stock entitled to vote at the meeting.

A complete list of stockholders entitled to vote at the meeting will be open to the examination of stockholders on the meeting date and for a period of ten days prior to the meeting at our offices at Three High Ridge Park, Stamford, Connecticut 06905, during ordinary business hours.

By Order of the Board of Directors

Hilary E. Glassman Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Stockholders to be held on May 13, 2010

Our proxy statement is attached. Financial and other information concerning our company is contained in our Annual Report for the fiscal year ended December 31, 2009. Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2009 Annual Report are available on our website at www.frontier.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com, which does not have “cookies” that identify visitors to the site.

FRONTIER COMMUNICATIONS CORPORATION
Three High Ridge Park
Stamford, Connecticut 06905

PROXY STATEMENT

2010 Annual Meeting of Stockholders

THE MEETING

Introduction

This proxy statement is being furnished to the stockholders of Frontier Communications Corporation, a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at our 2010 annual meeting of stockholders and at any adjournments thereof.

This proxy statement and the accompanying form of proxy are first being sent to holders of our common stock on or about April 9, 2010.

Date, Time and Place

The meeting will be held on May 13, 2010, at 10:00 a.m., Eastern Daylight Savings Time, at our offices located at Three High Ridge Park, Stamford, Connecticut 06905.

Matters to be Considered

At the meeting, stockholders will be asked to elect 10 directors, to consider and vote upon an advisory proposal on executive compensation, to consider and vote upon a stockholder proposal, if presented, and to ratify the selection of our independent registered public accounting firm. See “ELECTION OF DIRECTORS,” “ADVISORY VOTE ON EXECUTIVE COMPENSATION,” “STOCKHOLDER PROPOSAL” and “RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.” The board of directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote; Quorum

Stockholders as of the record date, i.e., the close of business on March 17, 2010, are entitled to notice of and to vote at the meeting. As of the record date, there were 313,410,335 shares of common stock outstanding and entitled to vote, with each share entitled to one vote. Holders of a majority of the outstanding shares entitled to vote must be present in person or represented by proxy in order for action to be taken at the meeting.

Required Votes

Election of Directors. Under our by-laws, the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting is required to elect each director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward the nominee’s achievement of a majority. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withholds authority to vote for the nominee will have the same effect as a vote against the nominee. Under the rules of the New York Stock Exchange (“NYSE”), brokers are not permitted to vote shares on the election of directors if they do not receive voting instructions from the beneficial owners of such shares. Such “broker non-votes” will be considered present for purposes of establishing a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote on election of directors.

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director until his or her successor is elected and qualified. To address this “hold-over” issue, we have adopted a policy under which, in non-contested elections, if a director fails to win a majority of affirmative votes for his or her election, the director must immediately tender his or her resignation from the board, and the board will decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled meeting.

Advisory Proposal on Executive Compensation. Approval of the advisory proposal on executive compensation requires the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a vote against approving the advisory proposal. The advisory proposal is being submitted to stockholders because we believe that this action follows sound corporate practice and is in the best interests of the stockholders. Because the vote is advisory, it will not be binding upon the board of directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Stockholder Proposal. Approval of the stockholder proposal requires the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a vote against approving the stockholder proposal. Under the rules of the NYSE, brokers are not permitted to vote shares on this matter if they do not receive voting instructions from the beneficial owners of such shares. Such “broker non-votes” will be considered present for purposes of establishing a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote on the stockholder proposal.

Selection of Auditors. The ratification of the selection of KPMG LLP as our independent registered public accounting firm is being submitted to stockholders because we believe that this action follows sound corporate practice and is in the best interests of the stockholders. If the stockholders do not ratify the selection by the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the meeting, the Audit Committee of the board of directors will reconsider the selection of the independent registered public accounting firm, but such a vote will not be binding on the Audit Committee. If the stockholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of a new independent registered public accounting firm at any time during the year if they believe that this change would be in our and our stockholders’ best interests. Abstentions will have the same effect as a vote against ratification of the auditors.

Voting Recommendations

The board of directors recommends that you vote FOR each nominee for director named, FOR the advisory proposal on executive compensation, AGAINST the stockholder proposal and FOR ratification of the selection of our independent registered public accounting firm for 2010.

Voting and Revocation of Proxies

Stockholders who hold shares in their own name are requested to vote by proxy in one of three ways:

•	Use the toll-free telephone number shown on your proxy card;

•	Visit the Internet website at www.proxyvote.com and follow the on-screen instructions; or

•	Date, sign and promptly return your proxy card in the enclosed postage prepaid envelope.

Common stock represented by properly executed proxies, received by us or voted by telephone or via the Internet, which are not revoked will be voted at the meeting in accordance with the instructions contained therein. Subject to the broker non-vote rules discussed above under “Required Votes,” if instructions are not given, proxies will be voted FOR election of each nominee for director named, FOR the advisory proposal on executive compensation, AGAINST the stockholder proposal and FOR ratification of the selection of our independent registered public accounting firm.

Voting instructions, including instructions for both telephonic and Internet voting, are provided on the proxy card. The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the proxy card, will identify stockholders and allow them to vote their shares and confirm that their voting instructions have been properly recorded. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder. If you do vote by Internet or telephone, it will not be necessary to return your proxy card.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone voting will depend on their voting procedures.

If a stockholder neither returns a signed proxy card, votes by the Internet or by telephone, nor attends the meeting and votes in person, his or her shares will not be voted.

Any proxy signed and returned by a stockholder or voted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to our Secretary, at our address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the Internet, or by voting in person at the meeting. Attendance at the meeting will not alone constitute revocation of a proxy.

“Householding” of Annual Report and Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Annual Report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Annual Report and/or the proxy statement, or if you hold in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Computershare Investor Services (in writing: P.O. Box 43078, Providence, RI 02940-3078; by telephone: in the U.S., Puerto Rico and Canada, 1-877-770-0496; outside the U.S., Puerto Rico and Canada, 1-781-575-2382).

If we are householding materials to your address and you wish to receive a separate copy of the Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Computershare Investor Services as indicated above.

Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from stockholders by telephone, personal interview or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. In addition to solicitation by our directors, officers and employees, we have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $35,000. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of common stock held of record by them, and these custodians will be reimbursed for their reasonable expenses.

Independent Registered Public Accounting Firm

We have been advised that representatives of KPMG LLP, our independent registered public accounting firm for 2009, will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions of stockholders.

Transfer Agent

Our transfer agent is Computershare Investor Services. You should contact the transfer agent, at the phone number or addresses listed below, if you have questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

If By First Class Mail:

Computershare Investor Services
P.O. Box 43078
Providence, RI 02940-3078

If By Overnight Courier:

Computershare Investor Services
250 Royall Street
Canton, MA 02021

e mail: www.computershare.com/investor

Telephone: (877) 770-0496 (in the U.S., Puerto Rico and Canada)
or (781) 575-2382 (outside the U.S., Puerto Rico and Canada)

OWNERSHIP OF COMMON STOCK

Set forth below is certain information as of March 17, 2010 with respect to the beneficial ownership of our common stock (as determined under the rules of the SEC) by (1) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding shares of common stock, which is our only class of voting securities, (2) each director and nominee for director, (3) each of the executive officers named in the Summary Compensation Table under “Executive Compensation,” and (4) all of our directors and executive officers as a group. Except as otherwise stated, the business address of each person listed is c/o Frontier Communications Corporation, Three High Ridge Park, Stamford, Connecticut 06905. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the common stock beneficially owned and has not pledged such common stock as security for any obligations.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class
Group consisting of: V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited and Fairfax Financial Holdings Limited (a)	18,620,000		6.0%
BlackRock, Inc. (b)	17,902,422		5.7%
Leroy T. Barnes, Jr.	39,035	(c)	*
Peter C.B. Bynoe	39,062	(d)	*
Jeri B. Finard	86,683	(e)	*
Lawton Wehle Fitt	104,544	(f)	*
Peter B. Hayes	298,706	(g)	*
William M. Kraus	38,138	(h)	*
Daniel J. McCarthy	312,144	(i)	*
Cecilia K. McKenney	220,428	(j)	*
Howard L. Schrott	61,369	(k)	*
Larraine D. Segil	67,654	(l)	*
Donald R. Shassian	345,172	(m)	*
David H. Ward	48,217	(n)	*
Myron A. Wick, III	79,077	(o)	*
Mary Agnes Wilderotter	1,609,595	(p)	*
All directors and executive officers as a group (18 persons)	3,964,278	(q)	1.3%

*	Less than 1%.

(a)

The business address of these beneficial owners is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7, except for 1109519 Ontario Limited, whose business address is 1600 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, Canada V6C 3L3. Based on Amendment No. 1 to Schedule 13G filed on February 12, 2010 by V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited and Fairfax Financial Holdings Limited (“Fairfax”). Such Schedule 13G discloses that certain of the shares beneficially owned by the reporting persons are held by subsidiaries of Fairfax and by the pension plans of certain subsidiaries of Fairfax.

(b)	The business address of this beneficial owner is 40 East 52nd Street, New York, NY 10022. Based on a Schedule 13G filed on January 29, 2010 by BlackRock, Inc.

(c)

Includes 10,000 shares that may be acquired upon the exercise of stock options as of March 17, 2010 or within 60 days thereafter. We refer to these stock options as “currently exercisable.” Also includes 27,035 shares that may be acquired upon the redemption of stock units. Directors may elect to redeem stock units upon termination of service in the form of cash or shares of our common stock. See “Director Compensation—Non-Employee Director Compensation Program” below.

(d)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 25,212 shares that may be acquired upon the redemption of stock units.

(e)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 71,183 shares that may be acquired upon the redemption of stock units.

(f)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 87,044 shares that may be acquired upon the redemption of stock units.

(g)	Includes 115,464 restricted shares over which Mr. Hayes has sole voting power but no dispositive power and 183,242 shares held by a family trust.

(h)	Includes 27,138 shares that may be acquired upon the redemption of stock units and 1,718 shares held in the William M. Kraus Trust.

(i)	Includes 155,007 restricted shares over which Mr. McCarthy has sole voting power but no dispositive power and 11,820 shares held in a 401(k) plan.

(j)	Includes 118,623 of restricted shares over which Ms. McKenney has sole voting power but no dispositive power.

(k)	Includes 5,000 shares that may be acquired upon the exercise of currently exercisable stock options and 51,369 shares that may be acquired upon the redemption of stock units.

(l)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 53,654 shares that may be acquired upon the redemption of stock units.

(m)	Includes 250,020 of restricted shares over which Mr. Shassian has sole voting power but no dispositive power.

(n)	Consists of 21,079 shares that may be acquired upon the exercise of currently exercisable stock options and 27,138 shares that may be acquired upon the redemption of stock units.

(o)

Consists of 10,000 shares that may be acquired upon the exercise of currently exercisable stock options, 61,077 shares that may be acquired upon the redemption of stock units and 8,000 shares held in the Myron A. Wick, III Trust U/A/D 2/21/56.

(p)	Includes 981,868 restricted shares over which Mrs. Wilderotter has sole voting power but no dispositive power and 612,727 shares held by a family trust.

(q)

Includes 1,889,160 restricted shares over which executive officers have sole voting power but no dispositive power, 86,079 shares that may be acquired pursuant to the exercise of currently exercisable stock options by directors, 111,648 shares that may be acquired pursuant to the exercise of currently exercisable stock options by executive officers and 430,850 shares that may be acquired upon the redemption of stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Such directors, officers and greater than 10% stockholders are also required to furnish us with copies of all such filed reports.

Based solely upon a review of the copies of such reports furnished to us, or representations that no reports were required, we believe that, with the exception of Michael T. Dugan, during the year ended December 31, 2009, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis. Mr. Dugan, a former director who purchased 7,220 shares of our common stock on September 11, 2009 while still serving on our board, did not report the purchase on a timely basis. Mr. Dugan subsequently filed a Form 5 to report the purchase.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

At the meeting, 10 directors are to be elected to serve until the next annual meeting or until their successors have been elected and qualified. All of the following nominees are currently serving as directors. Directors will be elected by a majority of the votes of the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote at the meeting.

The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote FOR the 10 nominees named by the board of directors and listed on the following table. In case any of these nominees should become unavailable for any reason, the persons named in the enclosed form of proxy have advised that they will vote for such substitute nominees as the board of directors may propose. Michael T. Dugan, who served as a director since October 2006, resigned from the board in November 2009. Kathleen Q. Abernathy, who served as a director since April 2006, resigned from the board in January 2010. At its February 2010 meeting, the board determined not to fill these vacancies in light of the company’s pending transaction with Verizon, as described in the Compensation Discussion and Analysis section of this proxy statement. Upon the closing of the transaction, the board will consist of 12 members, three of which Verizon will have the right to initially designate.

Name and Present Position, if any, with the Company	Age, Period Served as Director, Other Business Experience during the Last Five Years and Family Relationships, if any
Leroy T. Barnes, Jr.

Mr. Barnes, 58, has served as a Director since May 2005. Prior to his retirement, he was Vice President and Treasurer of PG&E Corp., a holding company for energy-based businesses, from 2001 to 2005 and Vice President and Treasurer of Gap Inc., a clothing retailer, from 1997 to 2001. Mr. Barnes has been a Director of The McClatchy Company since September 2000 and a Director of Herbalife Ltd. since December 2004. He was a Director of Longs Drugs Stores Corporation from February 2002 to October 2008.

Mr. Barnes is a skilled financial leader with an extensive background in finance and treasury from his career as treasurer of several public companies, including the Gap and PG&E. Mr. Barnes’ experiences have provided him with a wealth of knowledge in dealing with complex financial issues and an understanding of financial strategy in challenging economic environments. Mr. Barnes also has extensive experience serving on public company audit, nominating, governance and pension committees which he can bring to bear as a member of our board and committees.

Peter C.B. Bynoe

Mr. Bynoe, 59, has served as a Director since October 2007. Since January 2008, Mr. Bynoe has served as a Senior Counsel in the Chicago office of the international law firm DLA Piper US LLP. Since February 2008, he has been associated with Loop Capital Markets LLP, most recently as a partner. From March 1995 until December 2007, Mr. Bynoe was a senior Partner at DLA Piper US LLP and served on its Executive Committee. Prior to that, he managed Telemat Ltd., a business consulting firm that he founded in 1982. Mr. Bynoe has been a Director of Covanta Holding Corporation since July 2004. He was a Director of Rewards Network Inc from 2003 to May 2008.

Name and Present Position, if any, with the Company	Age, Period Served as Director, Other Business Experience during the Last Five Years and Family Relationships, if any

Mr. Bynoe brings a varied business, legal and public policy background to the board. Mr. Bynoe served as the Executive Director of the Illinois Sports Facilities Authority, a joint venture of the City of Chicago and State of Illinois created to develop the new Comiskey Park for the Chicago White Sox and was Managing General Partner of the National Basketball Association’s Denver Nuggets. Mr. Bynoe also served as a consultant to the Atlanta Fulton County Recreation Authority and the Atlanta Committee to Organize the Olympic Games in preparation for the 1996 Summer Olympic Games. Mr. Bynoe also has experience serving on boards of directors of public companies, including as a nominating and governance committee member and chair and as a compensation committee member.

Jeri B. Finard

Ms. Finard, 50, has served as a Director since December 2005. Since December 2008, Ms. Finard has been Senior Vice President, Global Brand President of Avon Products, Inc., a global beauty products company. She was Executive Vice President and Chief Marketing Officer of Kraft Foods, Inc., a manufacturer and marketer of packaged foods and beverages, from April 2006 to May 2007. Prior to that time, Ms. Finard was Executive Vice President, Global Category Development of Kraft Foods, Inc. from April 2005 to April 2006, Group Vice President and President of N.A. Beverages Sector of Kraft Foods, Inc. from October 2004 to April 2005, Executive Vice President of Kraft Foods North America from 2000 to 2004 and General Manager of Kraft’s Coffee Division in 2004 and of Kraft Food’s Desserts Division from 2000 to 2003.

Ms. Finard has extensive experience in marketing and leading large organizations from her career as a marketing executive at Kraft Foods and Avon Products. Her marketing acumen brings a unique customer perspective to the board as the company seeks to compete in an increasingly competitive environment while always “putting the customer first.”

Lawton Wehle Fitt

Ms. Fitt, 56, has served as a Director since January 2005. Ms. Fitt was a Senior Advisor to GSC Group, an alternative investment manager, from 2006 to 2007. Prior to that time, she was Secretary (Chief Executive Officer) of the Royal Academy of Arts from October 2002 to March 2005 and a Partner and Managing Director of Goldman Sachs from 1994 to 2002. Ms. Fitt has been a Director of Ciena Corporation since October 2002, a Director of Thomson Reuters Corporation and its predecessors since July 2004 and a Director of The Progressive Corporation since June 2009. She was a Director of Overture Acquisition Corp. from October 2007 until February 2010.

As a former Partner and Managing Director of Goldman Sachs, Chief Executive Officer of the Royal Academy of Arts and an advisor to private investment groups, Ms. Fitt brings extensive financial and business leadership skills to the board. Ms. Fitt has an in-depth understanding of complex financial and acquisition transactions. Ms. Fitt also has experience serving on boards of directors of public companies, including as an audit committee member and chair.

Name and Present Position, if any, with the Company	Age, Period Served as Director, Other Business Experience during the Last Five Years and Family Relationships, if any
William M. Kraus	Mr. Kraus, 84, has served as a Director since July 2002. Prior to his retirement, Mr. Kraus was a Director of Century Communications Corp. and Centennial Cellular Corp. from 1985 to 1999.

Mr. Kraus has extensive experience in the communications industry. In addition to his service on the company’s board, Mr. Kraus has served on the boards of two public telecommunications companies, Century Communications, a cable television consolidator, and Century’s publicly traded cellular telephone venture, Centennial Cellular. Mr. Kraus has tested leadership skills, having served as Chairman of Kraus Sikes, Inc., a publishing company. Mr. Kraus also has public company board committee experience, having served on compensation, executive, audit and employee stock option and equity plan committees.

Howard L. Schrott

Mr. Schrott, 55, has served as a Director since July 2005. Since February 2006, Mr. Schrott has been a Principal in Schrott Consulting, a division of AMMC, Inc., a management consulting firm, for which he also serves as Chief Financial Officer. Prior to that time, he was Chief Financial Officer of Liberty Corporation, a television broadcaster, from 2001 to February 2006. Mr. Schrott was a Director of Time Warner Telecom Holdings Inc. from 2004 to 2006.

Mr. Schrott brings a wealth of financial and operational experience to the board, having served as the Chief Financial Officer of three different companies in the media and technology space and running his own management consulting firm. He has also served as the chairman of the audit committee of Time Warner Telecom Holdings Inc. In addition, Mr. Schrott serves on the boards of directors of several private companies involved in media and technology, including Maverick Media, LLC, a radio broadcasting company, and Weather Central Holdings, Inc., a software and technology company, and previously served on the boards of Wide Orbit, Inc. and Gannaway Web Holding, LLC.

Larraine D. Segil

Ms. Segil, 61, has served as a Director since March 2005. Ms. Segil has been Chief Executive Officer of Larraine Segil Inc. (formerly Larraine Segil Productions, Inc.), since 1987 and Co-Founder of The Lared Group, a business strategy consulting group, since 1987. She has also been a senior research fellow at the IC2 Institute at the University of Texas, Austin on strategy and alliances, since 1991, a member of the Entrepreneurs Board of Advisors for the UCLA Anderson School of Management since 1991 and a member of the board of LARTA, the Los Angeles Technology Alliance from 1994 to 2008. In January 2009, Ms. Segil was appointed to the board of Strategic Alliances Advisory Group for the Tropical Diseases Group of the World Health Organization in Geneva, Switzerland. From 2003 until December 2006, Ms. Segil was a Partner of Vantage Partners, a business strategy consulting group.

Name and Present Position, if any, with the Company	Age, Period Served as Director, Other Business Experience during the Last Five Years and Family Relationships, if any

Ms. Segil has extensive experience in the area of strategic alliances. In addition, she is a former partner of a business strategy consulting group. Ms. Segil’s unique experience is a valuable asset to the board, particularly in light of the acquisition activity engaged in by the company over the past several years.

David H. Ward

Mr. Ward, 72, has served as a Director since May 2003. Mr. Ward was Treasurer of Voltarc Technologies, Inc., a specialty lamp manufacturer, from 2007 until July 2009 and was Chief Financial Officer of Voltarc from 2001 to 2007. In October 2008, Voltarc filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code. In July 2009, the case was converted to a chapter 7 filing and Voltarc ceased operations. Mr. Ward has also been a Principal of Lighting Technologies Holdings, Inc. (successor to Innovative Technologies Group LLC), a holding company owning several lighting manufacturing companies, since 1999.

Mr. Ward brings public accounting and financial experience to the board. His position as a partner of Deloitte & Touche, a public accounting firm, for 25 years provides him with a wealth of knowledge of complex accounting issues. Mr. Ward’s position as the chief financial officer of a privately held company provides valuable insight into financial and operations matters.

Myron A. Wick, III

Mr. Wick, 66, has served as a Director since March 2005. Mr. Wick has been Managing Director of McGettigan & Wick, Co., an investment banking firm, since 1988 and a Principal of Proactive Partners, L.P., a merchant banking fund, since 1989. He has also been Managing Director of Hola Television Group, a private Spanish media company, since September 2009. He was a Director of Modtech Holdings, Inc. from 1994 to 2008.

Mr. Wick has over two decades of investment banking experience with an extensive knowledge of operational and financial transactions. Mr. Wick has served as chairman, chief executive officer and chief operating officer of a variety of enterprises spanning aquaculture, biotech, education, television broadcasting and investment banking. Mr. Wick is a co-founder of an investment banking firm that provides financial services to small private and public companies and a merchant banking fund, investing in and providing advisory services to “micro cap” public companies. Mr. Wick’s background provides the board with an experienced lead director during a time of significant acquisition activity by the company. He also has experience serving on the boards of directors of public companies, including as an audit and compensation committee member.

Name and Present Position, if any, with the Company	Age, Period Served as Director, Other Business Experience during the Last Five Years and Family Relationships, if any
Mary Agnes Wilderotter, Chairman of the Board, President and Chief Executive Officer

Mrs. Wilderotter, 55, has served as a Director since September 2004. She has served as our President and Chief Executive Officer since November 2004 and as our Chairman of the Board since December 2005. Prior to joining our company, she was Senior Vice President—World Wide Public Sector of Microsoft Corp. from February 2004 to November 2004 and Senior Vice President—Worldwide Business Strategy of Microsoft Corp. from 2002 to 2004. From 1997 to 2002, she was President and Chief Executive Officer of Wink Communications, an interactive telecommunications and media company. Mrs. Wilderotter has been a Director of Xerox Corporation since May 2006 and a Director of The Procter & Gamble Company since August 2009. She was a Director of The McClatchy Company from January 2001 to August 2007 and a Director of Yahoo!, Inc. from July 2007 to December 2009.

Mrs. Wilderotter serves as the company’s Chairman of the Board and Chief Executive Officer and President and is a 30-year veteran of the cable and communications and information technology industries. She is a recognized leader in these fields and was recently selected as one of Fortune magazine’s, 50 Most Powerful Women. Her career has given her in-depth knowledge and placed her in leadership positions of companies at the convergence of communications and information technology. Early in her career at Cabledata (now DST), she ran the largest management information systems and billing company in the cable industry. Thereafter, she was Regional President managing McCaw Cellular Communications’ California, Nevada, and Hawaii regions and then Senior Vice President of McCaw. Following McCaw’s acquisition by AT&T, she was Chief Executive Officer of AT&T’s Aviation Communications Division and later Executive Vice President of National Operations for AT&T Wireless Services, Inc. After seven years in the wireless industry, Mrs. Wilderotter became President and CEO of Wink Communications, which provided cable operators with a cost-effective technology to deliver interactive television services. After taking Wink public and negotiating its sale to Liberty Media, Mrs. Wilderotter joined Microsoft in 2002 as Senior Vice President-World Wide Public Sector and Senior Vice President—Worldwide Business Strategy. During her career, Mrs. Wilderotter has sat on the boards of more than 20 public companies and now serves on the boards of Procter & Gamble and Xerox Corporation. Her board experience includes chair and membership on audit committees; chair and membership on compensation committees; and membership on finance committees and governance and public responsibility committees. Mrs. Wilderotter’s industry and leadership experience provides the board with industry knowledge, vision, innovation and strategic direction.

The board of directors recommends that you vote FOR the election of all nominees for director.

DIRECTOR COMPENSATION

The following table sets forth compensation information for 2009 for each person who served as a non-employee member of our board of directors during 2009. Mary Agnes Wilderotter, our Chairman, President and Chief Executive Officer, is not included in this table as she is an employee of the company and thus receives no compensation for her services as a director. The compensation received by Mrs. Wilderotter as an employee of the company is shown in the Summary Compensation Table elsewhere in this proxy statement.

2009 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Kathleen Q. Abernathy (3)	$74,000	$30,835	—	$104,835
Leroy T. Barnes, Jr.	$88,500	$30,835	—	$119,335
Peter C.B. Bynoe	$81,500	$30,835	—	$112,335
Michael T. Dugan (4)	$54,000	$44,954	$107,830	$206,784
Jeri B. Finard	—	$104,458	—	$104,458
Lawton Wehle Fitt	—	$140,050	—	$140,050
William M. Kraus	$68,000	$30,835	—	$98,835
Howard L. Schrott	$107,000	$30,835	—	$137,835
Larraine D. Segil	$42,000	$75,043	—	$117,043
David H. Ward	$81,000	$30,835	—	$111,835
Myron A. Wick, III	$48,000	$75,043	—	$123,043

(1)

The amounts shown in this column represent the grant date fair value in accordance with Financial Accounting Standards Board ASC Topic 718 (“Topic 718”) of the stock units granted to directors in 2009. For a discussion of valuation assumptions, see Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. The dollar amount of dividends on stock units is reflected in such amounts. Dividends are paid on stock units held by directors at the same rate and at the same time as we pay dividends on shares of our common stock. No above-market or preferential dividends were paid with respect to any stock units. Dividends on stock units are paid in the form of additional stock units.

The following table sets forth (a) the aggregate number of stock units held by directors at year-end and (b) the aggregate number of stock options held by directors at year-end. The grant date fair value, pursuant to Topic 718, of the stock units granted to directors in 2009 is set forth in the above table under the column “Stock Awards.”

Name	Number of Stock Units Held at Year-End	Number of Stock Options Held at Year-End
Kathleen Q. Abernathy	46,873	10,000
Leroy T. Barnes, Jr.	23,535	10,000
Peter C.B. Bynoe	21,712	10,000
Michael T. Dugan	—	10,000
Jeri B. Finard	66,243	10,000
Lawton Wehle Fitt	82,104	10,000
William M. Kraus	23,638	—
Howard L. Schrott	47,869	5,000
Larraine D. Segil	48,714	10,000
David H. Ward	23,638	21,079
Myron A. Wick, III	56,137	10,000

(2)

The amount in this column represents the cash paid to Mr. Dugan in settlement of his stock unit account upon his resignation from the board of directors. For a discussion of how this amount was determined, see “Non-Employee Director Compensation Program” below.

(3)	Ms. Abernathy resigned from the board of directors on January 28, 2010.

(4)	Mr. Dugan resigned from the board of directors on November 17, 2009.

Non-Employee Director Compensation Program

Directors who are also our employees receive no remuneration for service as a member of our board of directors or any committee of the board. Each director who is not our employee is entitled to receive a retainer, which he or she has the option of receiving in the form of 5,760 stock units, as described below, or a cash payment of $40,000, in each case payable in advance in quarterly installments on the first business day of each quarter. Each director is required to irrevocably elect by December 31 of the prior year whether to receive his or her retainer in cash or in stock units. Each non-employee director receives a fee of $2,000, plus reasonable expenses, for each in-person meeting of the board of directors or committee of the board attended and $1,000 for each telephonic meeting of the board of directors or committee of the board attended, in each case payable in arrears on the last business day of each quarter. The Lead Director receives an additional annual stipend of $15,000, the chair of the Audit Committee receives an additional annual stipend of $25,000, the chair of the Compensation Committee receives an additional annual stipend of $20,000, the chair of the Nominating and Corporate Governance Committee receives an additional annual stipend of $7,500 and the chair of the Retirement Plan Committee receives an additional annual stipend of $7,500. The annual stipends paid to the Lead Director and each of the committee chairs are payable in arrears in equal quarterly installments on the last business day of each quarter.

Upon commencement of services as a director, each non-employee director is granted options to purchase 10,000 shares of common stock at an exercise price equal to the closing price of our common stock on the date the director is elected to the board. The option grants are made under the Non-Employee Directors’ Equity Incentive Plan (the “Directors Plan”). Prior to adoption of the Directors Plan on May 25, 2006, these option grants were made under our Amended and Restated 2000 Equity Incentive Plan. These options become exercisable six months after the grant date and expire on the tenth anniversary of the grant date or, if earlier, on the first anniversary of a director’s termination of service with respect to options granted after May 25, 2006. Directors also receive an annual stock unit award, which is currently fixed at 3,500 stock units, on the first business day of each year. These stock awards were made under the Non-Employee Directors’ Deferred Fee Equity Plan (the “Predecessor Plan”) for years prior to 2007 and under the Directors Plan starting in 2007.

In addition, each member of the board of directors and his or her spouse is eligible to participate in our medical, dental and vision plans at the same contribution rates as our management employees. Retired directors and their spouses who were participating in these plans at the time of their retirement from our board may continue to participate in the plans, but generally are required to pay 100% of the cost.

In addition to electing the form of his or her annual retainer, a director may elect to have either 50% or 100% of his or her meeting fees, and in the case of the Lead Director and committee chairs their annual stipends, paid in cash or stock units. If a director elects payment of his or her fees in stock units, units are credited in an amount that is equal to the cash payment the director otherwise would have received, based upon a formula where the cash payment amount is the numerator and the “Initial Market Value” of our common stock is the denominator. Under the Predecessor Plan, the Initial Market Value was equal to 85% of the average of the high and low prices of the common stock on the first trading day of the year in which the units are earned. Under the Directors Plan, the Initial Market Value is equal to 85% of the closing price of the common stock on the grant date of the units. Stock units for fees and stipends are earned quarterly and credited to the director’s account on the last business day of the quarter in which the fees and stipends are earned. We hold all stock units until a director’s termination of service, at which time the units are redeemable, at the director’s election, in either cash or in shares of our common stock.

Mr. Dugan resigned from the board on November 17, 2009 and elected to receive cash in settlement of his stock unit account. Accordingly, he received cash equal to the fair market value of the stock units in his stock unit account. Fair market value of a stock unit is equal to the fair market value of a share of our common stock (a) on the date of retirement, with respect to stock units awarded under the Directors Plan and (b) on the tenth day following the date of retirement, with respect to stock units awarded under the Predecessor Plan. All of Mr. Dugan’s stock units were awarded under the Directors Plan.

CORPORATE GOVERNANCE

We maintain corporate governance policies and practices that reflect what the board of directors believes are “best practices,” as well as those that we are required to comply with pursuant to the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the NYSE. A copy of our Corporate Governance Guidelines is available upon request to our Secretary, or may be viewed or downloaded from our website at www.frontier.com.

Leadership Structure

Our Corporate Governance Guidelines currently provide that we will have a Chairman who will chair board meetings and perform such other duties as set forth in our charter and in the Corporate Governance Guidelines or as are otherwise assigned to him or her by the board. The Chairman and the CEO may be the same person; however, the board may separate these two positions if it deems it to be in the best interests of our company and our stockholders to do so. We will have a Lead Director if the Chairman and CEO is the same person and the Lead Director will perform such duties as are assigned to him or her by the independent directors, including those set forth below. The independent directors as a group, acting through a resolution approved by a majority of all independent directors, will determine, based upon the recommendation of the Nominating and Corporate Governance Committee, which one of the independent directors will serve as Lead Director. A director must have served on the board for a minimum of one year in order to be eligible to be a Lead Director. At any time when the Chairman is an independent director, the Chairman can be the Lead Director if the independent directors, acting through a resolution approved by a majority of all independent directors, determine to have a Lead Director under such circumstances.

As set forth in our Corporate Governance Guidelines, the Lead Director will:

•	preside at all meetings of non-management directors and meetings of the board where the Chairman is not present;

•	coordinate the flow of information to and among non-management directors and review and approve information sent to the board by the Chairman/CEO or management of our company;

•	review and approve all board meeting agendas;

•

periodically solicit from other non-management directors comments or suggestions related to board operations, including the flow of information to directors, the setting of meeting agendas and the establishment of the schedule of board meetings, and communicate those suggestions to the Chairman/CEO. The Lead Director will also seek to ensure that there is (a) an efficient and adequate flow of information to the non-management directors; (b) adequate time for the non-management directors to consider all matters presented to them for action; and (c) appropriate attention paid to all matters subject to oversight and actions by the non-management directors;.

•

serve as the liaison between the non-management directors and the Chairman/CEO and as the representative of the non-management directors in communications with the Chairman and management outside of regular board meetings;

•	serve as liaison and provide direction to advisers and consultants retained by the non-management directors;

•	have the authority to call meetings of non-management directors (including those to be attended only by independent directors) when appropriate; and

•	be available for consultation and direct communication with major stockholders of our company if requested by any such stockholder in accordance with the Corporate Governance Guidelines.

Mary Agnes Wilderotter currently serves as our Chairman of the Board and Chief Executive Officer and Myron A. Wick, III currently serves as our Lead Director. The board of directors has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that our company and our stockholders are best served at this time by having Mrs. Wilderotter serve as both Chairman and Chief Executive Officer. The board of directors believes that our Chief Executive Officer is best situated to serve as Chairman because she is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the company and industry. The board of directors also believes that the combined role of Chairman and Chief Executive Officer promotes information flow between management and the board of directors and strikes the appropriate balance between strategy development and independent oversight of management, which are essential to effective governance.

Director Independence

The board of directors is required to affirmatively determine that a majority of our directors is independent under the listing standards of the NYSE. The board of directors undertakes an annual review of director independence. As a result of this review, the board of directors affirmatively determined that Messrs. Barnes, Bynoe, Kraus, Schrott, Ward and Wick and Mses. Finard, Fitt and Segil are independent under the rules of the NYSE. The board of directors also affirmatively determined that each of Ms. Abernathy, who resigned from the board in January 2010, and Mr. Dugan, who resigned from the board in November 2009, was independent under the rules of the NYSE during 2009. In determining director independence, the board of directors reviewed not only relationships between the director and our company, but also relationships between our company and the organizations with which the director is affiliated. After considering the relevant facts and circumstances, the board of directors determined that none of these individuals has a material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company), other than as a director of our company, and that each of these directors is free from any relationship with our company that would impair the director’s ability to exercise independent judgment. The board determined that the following relationships are not material relationships and therefore do not affect the independence determinations: While serving on the board in 2009, Mr. Dugan was a Senior Technical Advisor and a member of the Board of Directors of EchoStar Corporation. We made payments to DISH Network Corporation, an affiliate of EchoStar, under our agreement with DISH which accounted for less than 1% of DISH’s gross consolidated revenues in each of the last three years. Ms. Fitt is a member of the Board of Directors of Ciena Corporation and The Progressive Corporation. Over the past three years, we purchased an immaterial amount of communications equipment from an affiliate of Ciena and received payments from Progressive for telecommunications services in the ordinary course of business, which payments were not material. These relationships arose solely from Ms. Fitt’s position as a director of these entities and she was not involved in the negotiations of the terms of the transactions and did not receive any special benefits as a result of the transactions. Ms. Abernathy was a partner at the law firm of Wilkinson Barker Knauer, LLP during 2009. We paid Wilkison Barker an immaterial amount for legal services in 2009.

Risk Management and Board Oversight

Management is responsible for the company’s risk management activities, including the annual enterprise risk management (“ERM”) process which is jointly administered by our Chief Financial Officer and Vice President, Internal Audit. The ERM process has been in place since 2005 and currently entails having each member of senior management and their direct reports participate in an annual identification, assessment and evaluation of risks. The individual risks are aggregated across the company to help management determine our enterprise level risks. For each such risk, one or more mitigation strategies are developed and implemented to minimize that risk. During the course of the year, a mid-year ERM self-assessment is performed by senior management to:

•	Update the trending of each risk compared to the latest annual ERM review;

•	Identify/consider new and emerging risks;

•	Assess the implementation status/effectiveness for each mitigation strategy; and

•	Identify changes to mitigation strategies, if necessary.

Our Corporate Governance Guidelines specify that the board of directors maintains overall responsibility for risk management oversight and may delegate a portion of that responsibility to specific board committees to enhance the effectiveness of their review. The board of directors has delegated the review and monitoring of risk management exposures, guidelines and policies, as well as the ERM process, to the Audit Committee, as set forth in the Audit Committee Charter.

Meetings of the Board of Directors

The board of directors held 17 meetings in 2009. Each incumbent director attended at least 75% of the aggregate of these meetings (during the period that he or she served as a director) and the total number of meetings held by all committees of the board on which he or she served. It is our policy that the directors attend the annual meeting of stockholders. All directors who were members of the board of directors at the time of last year’s annual meeting of stockholders attended that meeting.

Committees of the Board

The board of directors has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Retirement Plan.

Audit Committee. The Audit Committee is composed of four independent directors and operates under a written charter adopted by the board of directors. A copy of the Audit Committee Charter is available upon request to our Secretary, or may be viewed or downloaded from our website, www.frontier.com. The Audit Committee currently consists of Mr. Schrott, as Chair, Mr. Barnes, Mr. Ward and Ms. Segil. Each member of the Audit Committee is financially literate, as required by the listing standards of the NYSE. In addition, the board of directors has determined that each of Messrs. Barnes and Schrott meets the standard of an “audit committee financial expert” under the rules of the SEC. The Audit Committee met seven times in 2009.

The Audit Committee selects our independent registered public accounting firm. Management is responsible for our internal controls and financial reporting process. The Audit Committee assists the board of directors in undertaking and fulfilling its responsibilities in monitoring (i) the integrity of our consolidated financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications of our internal auditors and the independence and qualifications of our independent registered public accounting firm and (iv) the performance of our internal audit function and independent registered public accounting firm.

In accordance with the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the NYSE, the Audit Committee pre-approves all auditing and permissible non-auditing services that will be provided by KPMG LLP, our independent registered public accounting firm.

In accordance with the rules of the SEC, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee. The Compensation Committee is composed of four independent directors and operates under a written charter adopted by the board of directors. A copy of the Compensation Committee Charter is available upon request to our Secretary, or may be viewed or downloaded from our website, www.frontier.com. Each member of the Compensation Committee is an “outside director” under Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934. The Compensation Committee reviews our general compensation strategies; acts as the committee for our incentive compensation plans; and reviews and approves compensation for the Chief Executive Officer and other executive officers. The Compensation Committee also oversees and approves compensation policy and incentive plan design, costs and administration. The Compensation Committee, which met seven times and took action on four other occasions in 2009, currently consists of Ms. Fitt, as Chair, and Ms. Finard, Mr. Bynoe and Mr. Wick.

The Compensation Committee’s responsibilities, which are set forth in its charter, include, among other duties, the responsibility to:

•

annually review and approve, for the CEO and the other senior executives of the company, (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive compensation opportunity level, (d) employment agreements, severance arrangements, and change in control agreements/ provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits;

•	review periodically and recommend to the board, the compensation of all directors;

•

review the company’s incentive compensation plans and equity-based plans and recommend to the board changes in such plans as needed. The Committee has and shall exercise all authority of the board with respect to the administration of such plans; and

•	review and approve all grants of awards, including the award of shares or options to purchase shares, pursuant to our incentive and equity-based compensation plans.

Mrs. Wilderotter makes recommendations with respect to the compensation for the other senior officers to the Compensation Committee for its final review and approval.

The Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of one or more members of the Committee. The Compensation Committee engages compensation consultants from time to time to assist the Committee in evaluating the design and assessing the competitiveness of its executive compensation program and for individual benchmarking. For more detailed information on the role of compensation consultants, see “Compensation Discussion and Analysis—Roles and Responsibilities” and “—Market and Peer Group Reviews” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of four independent directors and operates under a written charter adopted by the board of directors. A copy of the Nominating and Corporate Governance Committee Charter is available upon request to our Secretary, or may be viewed or downloaded from our website, www.frontier.com. One of the committee’s functions is to recommend candidates for election to the board of directors. The Nominating and Corporate Governance Committee intends to use a variety of means of identifying nominees for director, including recommendations from current board members and from stockholders. In determining whether to nominate a candidate, the Nominating and Corporate Governance Committee will consider the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of our existing needs and then assess the need for new or additional members to provide those capabilities. In addition, the Nominating and Corporate Governance Committee takes a leadership role in shaping our corporate governance, including making recommendations on matters relating to the composition of the board of directors and its various committees and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee, which met three times in 2009 and took action on one other occasion, currently consists of Mr. Bynoe, as Chair, and Mr. Kraus, Mr. Schrott and Ms. Segil.

Stockholders may propose director candidates for consideration by the Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership to the board of directors and should be directed to our Secretary at the address of our principal executive offices. To nominate an individual for election at an annual stockholder meeting, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary not less than 90 days nor more than 120 days before the anniversary date of the immediately prior annual stockholders meeting, unless the annual meeting is moved by more than 30 days before or after the anniversary of the prior year’s annual meeting, in which case the notice must be received not less than a reasonable time, as determined by our board, prior to the printing and mailing of proxy materials for the applicable annual meeting. The notice should include a description of the qualifications of the suggested nominee and any information that is required by the regulations of the SEC concerning the suggested nominee and his or her direct or indirect securities holdings or other interests in our company. See “Proposals by Stockholders” for the deadline for nominating persons for election as directors for the 2011 annual meeting.

Each candidate for nomination as a director, including each person recommended by stockholders, is evaluated in accordance with our Corporate Governance Guidelines. In addition, the board of directors has adopted guidelines to be used by the Nominating and Corporate Governance Committee in selecting candidates for membership to the board of directors. These guidelines set forth general criteria for selection, including that the background and qualifications of the directors, as a group, should be diverse, and a nominee should possess a depth of experience, knowledge and abilities that will enable him or her to assist the other directors in fulfilling the board’s responsibilities to our company and our stockholders. In addition, a nominee must be willing to commit that he or she will comply with our director stock ownership guidelines, as discussed below. The guidelines also include the following special criteria for the selection of director nominees:

•	A nominee must have a reputation for integrity, honesty, fairness, responsibility, good judgment and high ethical standards.

•	A nominee should have broad experience at a senior, policy-making level in business, government, education, technology or public interest.

•	A nominee should have the ability to provide insights and practical wisdom based on the nominee’s experience and expertise.

•	A nominee should have an understanding of a basic financial statement.

•	A nominee should comprehend the role of a public company director, particularly the fiduciary obligation owed to our company and our stockholders.

•	A nominee should be committed to understanding our company and its industry and to spend the time necessary to function effectively as a director.

•	A nominee should neither have nor appear to have a conflict of interest that will impair the nominee’s ability to fulfill his or her responsibilities as a director.

•

A nominee should be “independent,” as defined by the SEC and the NYSE. To the extent permitted by applicable law and our bylaws, nominees who do not qualify as independent may be nominated when, in the opinion of the Nominating and Corporate Governance Committee, such action is in our best interests.

Although we do not have a formal policy regarding board diversity, when evaluating candidates for nomination as a director, the Nominating and Corporate Governance Committee does consider diversity in its many forms, including among others, experience, skills, ethnicity, race and gender. We believe a diverse board, as so defined, provides for different points of view and robust debate among our board members and enhances the effectiveness of the board. We believe we have a very diverse board of directors, which includes one or more current and/or former CEOs, CFOs, investment bankers, experts in communications, marketing and strategy, auditors and business people and individuals of different race, gender, ethnicity and background.

Decisions regarding the renomination of directors for additional terms on the board of directors are governed by the general and specific criteria described above and by the Nominating and Corporate Governance Committee’s evaluation of the directors’ performance and contribution to the board. In addition, as a general rule, a non-employee director will not be renominated if he or she has served 15 years as a member of the board of directors. The Nominating and Corporate Governance Committee reserves the right to renominate any director regardless of the length of his or her service if, in the judgment of the Nominating and Corporate Governance Committee, such renomination is in our company’s and our stockholders’ best interests.

The board of directors has approved stock ownership guidelines for non-management directors. Each non-management director is expected to purchase a minimum of $50,000 in shares of our common stock by the later of May 18, 2010 and three years after joining the board and retain ownership of the number of shares purchased (irrespective of the changes in value of such shares) as long as he or she serves on the board of directors. The investment can be made by purchasing shares in the open market or exercising stock options. All non-management directors are in compliance with the guideline, with the exception of Mr. Ward, who was given an extension until December 31, 2010 to come into compliance.

The information contained in this proxy statement with respect to the Audit Committee Charter, the Compensation Committee Charter, the Nominating and Corporate Governance Committee Charter and the independence of the non-management members of the board of directors shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in a filing.

Retirement Plan Committee. The Retirement Plan Committee is composed of three independent directors and operates under a written charter adopted by the board of directors. The Retirement Plan Committee oversees our company’s retirement plans, including reviewing the investment strategies and asset performance of the plans, compliance with the plans and the overall quality of the asset managers, plan administrators and communications with employees. The Retirement Plan Committee, which met three times in 2009, currently consists of Mr. Barnes, as Chair, and Ms. Fitt and Mr. Ward.

Executive Sessions of the Board of Directors

Our independent directors have regularly scheduled executive sessions in which they meet outside the presence of management. Myron A. Wick, III has been elected as the Lead Director by our independent directors. Mr. Wick presides at executive sessions of the board.

Communications with the Board of Directors

Any stockholder or interested party who wishes to communicate with the board of directors or any specific director, including the Lead Director, any non-management director, the non-management directors as a group, any independent director or the independent directors as a group, may do so by writing to such director or directors at: Frontier Communications Corporation, Three High Ridge Park, Stamford, Connecticut 06905. This communication will be forwarded to the director or directors to whom it is addressed. This information regarding contacting the board of directors is also posted on our website at www.frontier.com.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics (the “Code of Conduct”) to which all employees, executive officers and directors, which for purposes of the Code of Conduct we collectively refer to as “employees,” are required to adhere in addressing the legal and ethical issues encountered in conducting their work. The Code of Conduct requires that all employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity. Employees are required to report any conduct that they believe, in good faith, is an actual or apparent violation of the Code of Conduct and may do so anonymously by using our Ethics Hotline. The Code of Conduct includes specific provisions applicable to our principal executive officer and senior financial officers. We post amendments to or waivers from the provisions applicable to our senior executives on our website. A copy of the Code of Conduct is available upon request to our Secretary, or may be viewed or downloaded from our website, www.frontier.com.

Related Person Transactions Policy

The board of directors adopted a policy addressing our procedures with respect to the review, approval and ratification of “related person transactions” that are required to be disclosed pursuant to SEC regulations. The policy provides that any transaction, arrangement or relationship, or series of similar transactions, in which we are involved, with a “related person” (as defined in the SEC regulations) who has or will have a direct or indirect material interest and which exceeds $120,000 in the aggregate shall be subject to review, approval or ratification by the Nominating and Corporate Governance Committee. In its review of related person transactions, the Nominating and Corporate Governance Committee shall review the material facts and circumstances of the transaction and shall take into account certain factors, where appropriate, based on the particular facts and circumstances, including (i) the nature of the “related person’s” interest in the transaction, (ii) the significance of the transaction to us and to the “related person” and (iii) whether the transaction is likely to impair the judgment of the “related person” to act in the best interest of our company.

No member of the Nominating and Corporate Governance Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a “related person” provided that such person can be counted for purposes of a quorum and shall provide such information with respect to the transaction as may be reasonably requested by other members of the committee or the board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides information regarding the 2009 compensation program in place for our Chairman, President and Chief Executive Officer (our CEO), our Chief Financial Officer (our CFO) and the three most highly-compensated executive officers other than our CEO and CFO. These are the executive officers named in the Summary Compensation Table presented in this proxy statement (the “named executive officers”). This section includes information regarding our executive compensation philosophy, the overall objectives of our compensation program and each component of compensation that we provide. This section also describes the key factors the Compensation Committee considered in determining the compensation for the named executive officers in 2009. As previously announced in May 2009, the company entered into an agreement to acquire approximately 4.2 million access lines (based on information as of December 31, 2009) and related business assets from Verizon Communications Inc. We anticipate the transaction closing in the second quarter of 2010 (subject to satisfaction of certain conditions). The compensation decisions described in this section were made based on the company’s current size and performance. The Compensation Committee expects to review its compensation policies with respect to the named executive officers following the closing of the transaction but has not yet made any determinations with respect to the compensation of those officers following the closing of the transaction.

Executive Compensation Philosophy

The company’s executive compensation philosophy is designed to achieve a number of objectives:

Establish clear alignment between the interests of our executives and those of our stockholders. Our executive compensation program is designed to align the interests of our executives with those of our stockholders by rewarding performance measured by certain key financial metrics, including revenue growth, earnings before interest, taxes, depreciation and amortization (EBITDA) and EBITDA less capital expenditures (operating free cash flow), and specific operating goals. In the case of annual awards, these metrics and goals are derived from the company’s annual business plan and are discussed in more detail below.

Additionally, the executives’ interests are aligned with our stockholders’ interests through the use of restricted stock awards rather than cash as a significant component of annual compensation. This encourages our executives to focus their attention on decisions that emphasize long-term returns for our stockholders. We also have established and maintain minimum stock ownership guidelines for our CEO and her direct reports who are members of our Senior Leadership Team (which includes all named executive officers and two other executive officers).

Reinforce our performance culture. Our executive compensation program is designed to reward superior performance. We accomplish this goal by making a majority of our named executive officers’ compensation “at risk” and contingent upon achievement of specified company and individual performance goals and commencing with 2010, by not having any executive employment arrangements with guaranteed minimum equity award provisions. The components of executive compensation that are at risk are: the annual cash bonus, restricted stock awards, the profit sharing contribution and the Long-Term Incentive Plan (LTIP).

•	Annual cash bonuses are paid based upon achievement of specified company level financial and non-financial targets and individual performance.

•

Restricted stock is awarded annually to executives based on achievement of specified company level financial targets and individual performance. In addition to the value executives derive from the restricted stock award itself, they also receive value from the dividends they receive from the vested and unvested shares that they have been awarded. Since the awards vest over a four year period, the value of the awards is directly linked to the company’s long-term performance, further reinforcing our performance culture.

•

Profit Sharing contributions are made to executives’ 401(k) accounts if the company exceeds its EBITDA goal. These awards are made in the exact same manner to all of the company’s participating non-union employees.

•

The LTIP is designed to promote long-term performance by rewarding the achievement of specified company level financial targets over three-year performance periods. LTIP awards are payable in shares of the company’s common stock at the end of the applicable three-year performance period. We did not offer an LTIP opportunity in 2009 and do not plan to do so for 2010 due to the pending transaction with Verizon. We anticipate establishing new target-award opportunities in 2011.

Compensation based on the achievement of specified goals and targets reinforces our performance culture, which is one of our company priorities. Given the intensely competitive environment in the communications services industry, we believe that it is important that we have a culture that rewards performance with respect to critical strategic, financial and operational goals.

The company also reinforces a performance culture through the benefits it offers and those that it does not offer to its executives. The company provides comprehensive healthcare benefits and expects the executives to pay a higher percentage of the costs than frontline employees. The only retirement benefit the company offers to executives is a 401(k) match. The company does not currently offer any active pension benefits or post-retirement medical benefits to executive officers. The company does not believe in rewarding its executives with tenure based benefits such as pension plans or post-retirement medical benefits.

Hire and retain talented executives. The quality of the individuals we employ at all levels of the organization is a key driver of our performance as a company, both in the short-term and in the long-term. Accordingly, it is critical for us to be able to hire and retain the best executive talent in the marketplace and one of the important tools to do so is to pay competitive total compensation.

In order for us to hire and retain high performing executives with the skills critical to the long-term success of our company, we have implemented a compensation program that is competitive with compensation that is paid to executives in comparable companies. We have also established multi-year vesting schedules for restricted stock awards that are designed to help us retain valuable executives notwithstanding the competition for talent.

Ensure company goals are fully aligned throughout the organization. Each year, we establish goals in three broad categories that we refer to as the “3Ps” (People, Product and Profit). These goals reflect the performance objectives that we have established for the relevant year for all employees, including the named executive officers. In the fourth quarter of 2008, Mrs. Wilderotter, our CEO, along with the top company leaders, created the company’s business plan for 2009. The 3Ps for 2009 were derived from the 2009 business plan, both of which were reviewed by the Compensation Committee and adopted by our board of directors. Following their approval, the 3P goals were communicated to all employees in the first quarter of 2009 to drive company performance. The named executive officers are accountable for leading the company to achieve the 3P goals each year and are rewarded based on achieving specified 3P goals that are the key priorities for our business.

Compensation Program Design

To achieve the objectives described above, we offer a straightforward executive compensation program that is designed to reward our executives for both short term (one year) and long term performance. For 2009, four primary components of compensation were available to our executives: base salary, an annual cash bonus opportunity, restricted stock awards and a profit sharing contribution. Of these, only base salary represented “fixed” compensation. Each of the other components was “variable” based on the performance of both the company and, except for the profit sharing contribution, the individual executive, measured against specific pre-established goals and targets. We did not offer an LTIP award opportunity in 2009.

The Compensation Committee considers many factors in determining the amount of total compensation and the individual components of that compensation for each named executive officer, including the executive’s experience level, value to the organization and scope of responsibility. Since the market for talented executives is highly competitive, the Compensation Committee also considers the compensation that is paid to executives in comparable companies with whom we compete for talent, which we refer to as our “peer group.” For more information about our peer group, see “Market and Peer Group Reviews” below. The peer group information provides valuable comparative insights and is one of many factors considered by the Compensation Committee in setting executive compensation. In general, it is our aim to offer total compensation to our executives that would place them in the 50th to 75th percentile rank for the peer group. By targeting the 50th to 75th percentile of our peer group for total compensation, we believe we can successfully hire, motivate and retain talented executives.

Roles and Responsibilities

The Compensation Committee is responsible for overseeing and approving our executive compensation philosophy and compensation programs, as well as determining and approving the compensation for our CEO and other key senior executives. At the beginning of each year, the Compensation Committee reviews and approves the 3Ps, as well as individual performance goals for the named executive officers, and approves the target levels for each of the compensation components that apply to the named executive officers for the upcoming year. Each year, at its February committee meeting, the Compensation Committee assesses our CEO’s performance for the year just ended to determine the appropriate award for each component of her total compensation. The Compensation Committee then reviews its recommendations for our CEO with the other non-management directors before finalizing its decision.

Our CEO annually reviews the performance of the other key senior executives for the year just ended, including the named executive officers, and presents to the Compensation Committee her performance assessments and compensation recommendations, including the award for each component of the executive’s total compensation. Mrs. Wilderotter’s review consists of an assessment of the executive’s performance against the company level and individual goals and targets. The Compensation Committee then follows a review process with respect to these executives similar to that undertaken for Mrs. Wilderotter. After review and any adjustments, as appropriate, the Compensation Committee approves the compensation decisions for these executives.

The Compensation Committee retains an independent executive compensation consultant to assist in the development of compensation programs, evaluation of compensation practices and the determination of compensation awards. The role of the compensation consultant is to provide objective third-party data, advice and expertise in executive compensation matters. In 2009, the Compensation Committee again engaged Compensia, Inc. as its independent executive compensation consultant. The decisions made by the Compensation Committee are the responsibility of the Compensation Committee and reflect factors and considerations in addition to the information and recommendations provided by the compensation consultant.

The Compensation Committee reviews on a periodic basis the company’s management compensation programs, including any management incentive compensation plans, to determine whether they are appropriate, properly coordinated and achieve their intended purposes(s), and recommends to the board any modifications or new plans or programs.

Components of the Executive Compensation Program

The following components comprise our executive compensation program and post-employment compensation, the rationale for each component and how awards were determined for 2009.

Cash Compensation

Base Salary. Base salary levels for our executives are set at approximately the 50th percentile for comparable executives within our peer group. We believe a salary scale set at this level, when considered together with the other components of compensation, is sufficient to attract and retain talented executives. We conduct an annual merit review of our executives, generally held in February of each year, where each executive’s performance for the year just ended is reviewed against his or her individual and company goals. The overall budget for merit increases is set by management using an average of the merit increase percentages in national compensation surveys in each year and consideration of the company’s performance. Executives are eligible for increases to their base salary based on individual performance.

An executive may also receive an increase in base salary when promoted, if the executive is given increased responsibility or if the executive’s base salary is determined to be below the 50th percentile of our peer group. The Compensation Committee determines all changes to the base salary of Mrs. Wilderotter, which are then subsequently reviewed by the non-management directors. Mrs. Wilderotter recommends changes in the base salary for our other named executive officers to the Compensation Committee for its review and approval. Base salary is targeted to represent between 15 and 20 percent of total compensation for 2009 for the CEO and between 25 and 30 percent of each other named executive officer (for this purpose, total compensation consists of base salary, the annual cash bonus payment and the grant date fair market value of restricted stock awards). This is consistent with our philosophy of having a majority of the named executive officer’s compensation “at risk” and contingent upon specified company and individual performance goals.

In 2009, we took two actions that affected base salary levels. First, no merit increases were granted for salaried employees, including the named executive officers. Second, we instituted a mandatory company-wide furlough program which involved all salaried and non-union employees taking off twelve unpaid days commencing with the second quarter. The named executive officers did not take the twelve days off but were subject to the salary reduction referred to below in connection with the furlough. For union employees, the actual manner in which the furlough program was administered varied and was ultimately governed by the terms of their collective bargaining agreements or other specially negotiated arrangements with their union representatives. The furlough resulted in a 6.15% pay reduction for salaried employees during the last three quarters of 2009. The furlough program ended on December 31, 2009.

Annual Bonus. The named executive officers participate in the Frontier Bonus Plan, which is the same bonus plan in which all of our company’s non-union employees participate. This component of executive compensation is designed to incent and reward our executives for achieving pre-established and measurable performance goals. Target bonuses are established at the beginning of each year and are set as a percentage of the named executive officer’s base salary, ranging from 75% to 100% of base salary. The target bonus for Mrs. Wilderotter is 100% of her base salary in accordance with the terms of her employment agreement. The terms of her employment agreement are described below under “Employment Arrangements; Potential Payments upon Termination or Change-in-Control.” The annual cash bonus is targeted to represent between 15 and 20 percent of total compensation for 2009 for the CEO and between 25 and 30 percent for each other named executive officer.

The performance goals for the Frontier Bonus Plan are based on our 3P goals and each of the named executives has his or her individual goals, which are consistent with our overall 3P goals. These goals are “stretch” goals that are designed to incent our executives to drive high performance and achieve the company’s strategic operational and financial objectives. As a result, we believe the goals will be difficult to achieve but are attainable with significant effort. In the last three years, the company has performed at varying levels of the established 3P goals, and in each year the bonus pool has been less than 100% of the target.

Bonuses may be paid upon partial or full achievement of company and individual goals. Eighty-five percent of an executive’s bonus is determined based on the percentage achievement of certain predetermined 3P goals. The remaining 15 percent of the executive’s bonus is based on his or her leadership and performance against the individual goals set for the applicable year. The actual bonus payout can be up to 120% of each executive’s target bonus opportunity. The Compensation Committee may utilize negative discretion to determine the actual bonus payout for Mrs. Wilderotter (subject to the same range), which is then subsequently reviewed by the non-management directors. Mrs. Wilderotter recommends bonus payouts for the other named executive officers to the Compensation Committee for its review and approval. The Committee also may utilize negative discretion to determine actual payouts for such officers.

For 2009, the 3P goals for Profit included achieving specified target levels for revenue, EBITDA and operating free cash flow. The 3P goals for Product included implementing critical customer sales and service enhancements and achieving specified sales target levels for voice, broadband, video and bundled products. The People goals included certification training programs for general managers and technicians. These 3P goals were weighted at 85% for the Senior Leadership Team, with 50% weighted to the Profit goals. The executive’s individual leadership and performance was weighted at 15%. The bonus pool for 2009 was established in proportion to the company’s performance on the 3P goals.

In determining bonus payouts for the named executive officers for 2009, the company’s performance against the Profit goals was as follows:

•	revenue, 94.4%, with actual revenue of $2,117.9 million versus a target of $2,243.5 million;

•	EBITDA (defined as operating income plus depreciation and amortization), 93.5%, with actual EBITDA of $1,134.9 million versus a target of $1,214.4 million;

•	operating free cash flow, 96.2%, with actual operating free cash flow of $903.9 million versus a target of $939.4 million.

For the Product goals, the company’s performance against the quantifiable goals, such as total product units, was 95.2%, measured as a percentage of achievement versus the targets for those goals. The Product goals also included the execution of customer sales and service improvements and product enhancements. The customer sales and service improvements included implementing two-hour appointment windows for high speed installations, call center automation and service improvements. Performance against these goals was determined by the Compensation Committee to be 97.1% based on its evaluation of the company’s progress against these objectives. For the People goals, the company’s performance against each of the general manager leadership certification and Customer First training for technicians goals was 100%.

The payout for Profit goals was 94.7%, the payout for Product goals was 96.5%, the payout for People goals was 100.0% for an aggregate bonus payout of 96.3% of each executive’s target bonus opportunity. For each named executive officer (other than herself), Mrs. Wilderotter provided to the Compensation Committee a performance evaluation against his or her People goals, including a qualitative assessment of the executive’s contributions and effectiveness on an individual basis and as a leader in the organization. The payout for these individual goals were 105.0% for Mr. Shassian, 110.0% for Mr. McCarthy, 90.0% for Mr. Hayes and 110.0% for Ms. McKenney. For Mrs. Wilderotter, the Compensation Committee performed a similar assessment. The payout for individual goals for Mrs. Wilderotter was 110.0%. Total bonus payouts, as a percent of the executive’s target were then determined for each named executive officer as follows: Mrs. Wilderotter, 98.4%, Mr. Shassian, 97.6%, Mr. McCarthy, 98.4%, Mr. Hayes, 95.4% and Ms. McKenney, 98.4%. The amount of the bonus payout for each named executive officer was determined using the executive’s base salary as of December 31, 2009.

For 2010, the goals and corresponding weightings to be used in determining bonus payouts for the named executive officers are shown in the following table and narrative.

2010 Bonus Goals	Weighting
(1) Achievement of financial target	34%
— Revenue, EBITDA, Operating Free Cash Flow
(2) Achievement of the company’s 3P targets	17%
— People, Product, Profit
(3) Successful close and integration of the Verizon transaction	34%
(4) Leadership and individual performance	15%

100%

Performance against the company’s financial targets for revenue, EBITDA and operating free cash flow will be weighted at 34%. Performance against the company’s 3P goals will be weighted at 17%. The company’s 3P goals include 10 People goals, 16 Product goals and 14 Profit goals. The People goals include targets for hiring, critical training, performance management and results from the company’s employee survey. The Product goals include specific targets for product sales, implementation and execution of important customer service initiatives and expansion of product offerings. The Profit goals include reducing customer churn, increasing the percentage of customers on price protection plans and financial targets (revenue, EBITDA, capital expenditures and operating free cash flow) and the closing and integration of the Verizon transaction. Performance against the Verizon transaction goal will be weighted at 34% and includes operational and financial goals for 2010 post-closing, including integration of employees, customers and necessary systems and achievement of estimated cost synergies. Finally, 15% of the executive’s bonus will be based on the assessment of the executive’s leadership and performance against individual goals.

The bonus pool for 2010 for the Senior Leadership Team will be established based on the company’s performance on the first three goals shown in the table above, namely achievement of financial targets, achievement of the company’s 3P goals, and successful closing and integration of the Verizon transaction, using the weightings shown.

Profit Sharing Contribution. Consistent with our pay-for-performance philosophy, in years when the company exceeds its annual EBITDA target, we provide eligible employees with a profit sharing match to their 401(k) account. For each 1% that the company exceeds the EBITDA target, we make a matching contribution of 0.5% of eligible base salary up to a maximum contribution of 3%. The eligible base salary is capped at the annual compensation limit in Section 401(a)(17) of the Internal Revenue Code, as adjusted for increases in the cost of living. The maximum eligible base salary for 2009 was $245,000. Executives are eligible to participate in this arrangement on the same basis as all of our non-union, full-time employees. In order to receive the profit sharing award, the executive must contribute a minimum of 1% of his or her base salary to our 401(k) plan. We created the profit sharing plan in 2003, the year we froze the Frontier Pension Plan for all eligible non-union employees. The profit sharing plan was implemented to reinforce our performance culture with another component of performance-based compensation. We did not make profit sharing contributions in 2009 because the company did not exceed the specified EBITDA target for the year.

Perquisites and Other Benefits. We provide perquisites to the named executive officers in limited situations where we believe it is appropriate to assist the executives in the performance of their duties, to make our executives more efficient and effective and for recruitment and retention purposes. Perquisites provided to the named executive officers during 2009 included a housing allowance for Mr. Hayes and the payment of Mrs. Wilderotter’s legal expenses in connection with amendments to her employment agreement, primarily pursuant to the deferred compensation rules imposed by Section 409A of the Internal Revenue Code. We believe that providing the housing allowance was necessary to hire and retain a talented executive critical to the company’s long term success. We also believe that Mrs. Wilderotter should not be responsible for the expenses incurred in amending her employment agreement with the company pursuant to changes to the Internal Revenue Code. The company provided a tax gross-up payment on the housing allowance because we believe that the executive should not be responsible for the taxes on company-related expenses.

In addition, we provide other benefits to our named executive officers on the same basis as all of our non-union, full-time employees. These benefits include medical, dental and vision insurance, basic life and disability insurance and matching contributions to our 401(k) plan for employees who participate in the plan.

Equity Compensation

Restricted Stock Awards. We use restricted stock awards to achieve three primary objectives:

(1)	to incent and reward the executives for annual company performance;

(2)	to enable us to hire and retain talented executives; and

(3)	to align the interests of our executives with those of our stockholders through long-term executive ownership of common stock.

Restricted stock awards are granted each year based on performance to the CEO, the other named executive officers, Senior Vice Presidents, Vice Presidents and approximately 35% of Directors, Regional Vice Presidents and Assistant Vice Presidents, a total of approximately 85 employees. For the named executive officers, restricted stock awards, taken together with any annualized LTIP award opportunities then available, are targeted at the 75th percentile of our peer group for long term compensation consistent with our philosophy of targeting the 50th–75th percentile for total compensation.

Based on this criterion, the Compensation Committee sets a target dollar range for restricted stock awards for each named executive officer. Except in the case of Mrs. Wilderotter’s restricted stock awards discussed below, the restricted stock plan has a minimum financial performance “gate” in order for any restricted stock grants to be awarded. The Compensation Committee set a minimum performance threshold of 90% of each of the three approved budgeted levels for revenue, EBITDA and operating free cash flow for any restricted stock awards to be granted in 2009. The actual dollar value of restricted stock that is awarded to each executive is based on his or her position level and individual performance. This dollar amount is then converted to a number of shares of restricted stock based on the market price of the company’s common stock on the date of grant. All restricted stock awards for named executive officers vest in 25% increments over four years, except for Mrs. Wilderotter whose stock awards prior to 2007 vest in 20% increments over five years. Restricted stock awards have no market or performance conditions to vesting. The value of the restricted stock awards is targeted to represent between 60 and 70 percent of total compensation for 2009 for the CEO and between 40 and 50 percent for each other named executive officer, which is consistent with our philosophy of having a majority of the named executive officer’s compensation “at risk” and contingent upon specified company and individual performance goals. In February 2010, the Compensation Committee granted restricted stock awards to the named executive officers as set forth below under “2009 Named Executive Officer Compensation.”

Prior to April 2010, Mrs. Wilderotter’s employment agreement provided that she receive an annual minimum restricted stock award valued at between $1,000,000 and $2,000,000, as determined by the Compensation Committee. As discussed below, in connection with the amendment of her employment agreement in March 2010, Mrs. Wilderotter no longer is entitled to guaranteed minimum equity awards. In addition, the Compensation Committee has adopted a policy not to enter into any future employment arrangements with the company’s executives that contain guaranteed minimum equity award provisions. These actions were taken by the Compensation Committee to reinforce our performance culture. The Compensation Committee determines the actual amount of the restricted stock award for Mrs. Wilderotter based on the company’s performance and her individual performance, which is then subsequently reviewed by the non-management directors. Mrs. Wilderotter recommends the restricted stock awards for the other executives, including the other named executive officers, to the Compensation Committee for their final review and approval.

The Compensation Committee follows a general practice of making all restricted stock awards to our executives, including the named executive officers, on a single date each year, with the exception of awards to eligible new hires, which are awarded as of the date of hire. Typically, the Compensation Committee makes these restricted stock grants at its meeting in February based on the prior year’s results.

Long-Term Incentive Program Awards. In March 2008, the Compensation Committee, in consultation with the non-management directors and the Committee’s independent executive compensation consultant, adopted the LTIP. The LTIP covers the named executive officers and certain other officers. The LTIP is designed to incent and reward our senior executives if they achieve aggressive growth goals over three year performance periods, which we refer to as Measurement Periods. LTIP awards will be granted in shares of the company’s common stock following the applicable Measurement Period if pre-established performance goals are achieved over the Measurement Period. There are currently no LTIP target-award opportunities or Measurement Periods outstanding nor do we plan to establish any in 2010 due to the uncertain timing and expected impact of the transaction with Verizon. We anticipate establishing new target-award opportunities and Measurement Periods in 2011 with appropriate long-term goals for the company at that time.

Stock Options. We do not make stock option awards to executive officers and have not done so since 2002. Given the historical price range of our common stock, the stock’s volatility characteristics and our common stock dividend, we believe a selective restricted stock grant is more valuable and appropriate than an option grant and, therefore, a stronger hiring and retention tool. Further, restricted stock awards result in the issuance of fewer shares.

Stock Ownership Guidelines. To further align our executives’ interests with those of our stockholders, in 2007, our board of directors approved new stock ownership guidelines for the CEO and the other members of the Senior Leadership Team. The CEO is expected to own shares of the company’s common stock having a minimum value of two times her base salary and each other member of the Senior Leadership Team is expected to own shares of the company’s common stock having a minimum value of one times his or her base salary. The CEO and the other members of the Senior Leadership Team have three years after joining the Senior Leadership Team to comply with this guideline and must retain ownership of at least that amount as long as he or she serves on the Senior Leadership Team. The guidelines are based on a survey of similar policies among the companies in our peer group and our board of directors’ judgment regarding a meaningful investment in our company. Restricted stock awards are counted for purposes of fulfilling this requirement. Currently, all members of the Senior Leadership Team, including our CEO, are in compliance with these guidelines.

Post-Employment Compensation

Frontier Pension Plan. This defined benefit pension plan was frozen for all non-union participants in 2003 or earlier depending on the participant’s employment history. The plan was frozen both with respect to participation and benefit accruals. Daniel McCarthy, Executive Vice President and Chief Operating

Officer, is the only named executive officer for 2009 who has vested benefits under the Frontier Pension Plan, as all other named executive officers joined the company after the plan was frozen.

Termination of Employment and Change-in-Control Arrangements. To attract talented executives, we provide certain post-employment benefits to the named executive officers. These benefits vary among the named executive officers depending on the arrangements negotiated with the individual executive upon his or her joining the company. The company’s change-in-control arrangements promote the unbiased and disinterested efforts of our executives to maximize stockholder value before, during and after a change-in-control of the company which may impact the employment status of the executives. The benefits for the named executive officers are described below under “Employment Arrangements; Potential Payments upon Termination or Change-in-Control.”

As described in more detail under “Employment Arrangements; Potential Payments Upon Termination or Change-in-Control,” Mrs. Wilderotter’s employment agreement was amended in March 2010 following extensive negotiations between Mrs. Wilderotter and the Compensation Committee. The Compensation Committee retained an independent counsel to advise it in connection with the negotiations. As with any negotiations, the Compensation Committee had to balance the need to retain and motivate Mrs. Wilderotter and address Mrs. Wilderotter’s expectations based on certain provisions that it had previously agreed to with Mrs. Wilderotter with the need to address current best practices and concerns raised by stockholders as it relates to executive compensation. Accordingly, the parties agreed that:

•	Mrs. Wilderotter would no longer be entitled to guaranteed minimum equity awards;

•

the gross-up payments Mrs. Wilderotter was entitled to would be removed and replaced with a provision that would “cap” the amounts Mrs. Wilderotter may receive in connection with a change in control, unless the total payments to be received by her would result in a higher after tax benefit (Mrs. Wilderotter would still be required to pay any excise taxes); and

•	Mrs. Wilderotter would no longer be eligible for severance payments if we decide not to renew her employment agreement.

The Compensation Committee made (and Mrs. Wilderotter as our chairman and chief executive officer agreed to) these changes to further reinforce our pay for performance culture.

Other Benefits. We currently offer to retired members of the board of directors the opportunity to continue their medical, dental and vision coverage from us for themselves and their spouses, with the retired board member paying 100% of the cost. As a member of the board of directors, Mrs. Wilderotter will be eligible, following post-employment coverage she may receive under her employment agreement, to continue her medical, dental and vision coverage if she so elects by paying 100% of the cost of such coverage when she leaves the board, if such coverage is available at that time. No other named executive officer is on the board and thus none of them are eligible for this benefit.

Market and Peer Group Reviews

To assess the competitiveness of our executive compensation levels, the Compensation Committee directed its independent executive compensation consultant to develop a peer group and then conduct a comprehensive study with respect to the compensation of the Senior Leadership Team. The study included comparing the compensation of certain senior executives to the compensation of executives holding comparable positions at companies in the peer group as reported in publicly-available documents. The peer group companies included in this study were:

• CenturyLink, Inc.	• PAETEC Holding Corp.
• Charter Communications Inc.	• Qwest Communications International Inc.
• Cincinnati Bell Inc.	• tw telecom inc.
• Fairpoint Communications, Inc.	• Windstream Corporation
• Mediacom Communications Corp

The peer group was changed from the 2008-2009 peer group to reflect the merger of CenturyTel Inc. and Embarq Corporation.

In the case of executives for whom there was no publicly available data or no comparable position at the companies in the peer group, the results from the following two published executive compensation surveys were analyzed:

•	2009 Watson Wyatt Top Management CompQuest Survey

•	2009 Mercer Benchmark Database Executive Survey

To determine the best job match for the positions to be evaluated based in the Watson Wyatt Survey, companies with revenues of between $1 billion and $5 billion in general industry were identified. For the Mercer Survey, companies in the telecommunications industry and general industry were identified with revenues between $500 million and $2.5 billion. The analysis included examining how each executive’s compensation compared to the results in the two surveys for base salary, total cash compensation, long term incentives and total direct compensation.

The peer review study indicated that the total compensation for all of the named executive officers was between the 50th and 75th percentile with the exception of Mr. McCarthy whose total compensation fell below the 50th percentile. The Compensation Committee reviewed and considered the results of the study and other factors as described above under “Compensation Program Design” in determining our CEO’s compensation and that of the Senior Leadership Team for performance in 2009.

2009 Named Executive Officer Compensation

In February 2010, the Compensation Committee met to evaluate the performance of our CEO and the other named executive officers, and to determine merit increases to 2010 base salaries, as well as annual cash bonus payouts and restricted stock awards related to 2009 performance.

For Mrs. Wilderotter, the Compensation Committee reviewed our financial performance (as measured by revenue, EBITDA, capital expenditures and operating free cash flow), our performance on the weighted 3P goals and her performance against her 2009 goals, including evaluating strategic alternatives for the company that resulted in the Verizon transaction, the effectiveness of her leadership of the company, advancement of long-term, strategic initiatives for the company and development of the executive team. The Committee also took into account competitive market data provided by its independent executive compensation consultant. Based on this review and the factors discussed above under “Components of the Executive Compensation Program,” the Committee, in consultation with the other non-management directors, approved for Mrs. Wilderotter a merit increase to her 2010 base salary, an annual cash incentive bonus payout and a restricted stock award (each in the amount set forth below) for 2009 performance. The bonus and restricted stock awards relating to 2009 performance were awarded to Mrs. Wilderotter in February 2010. These compensation decisions place her total compensation for 2009 in the 50th–75th percentile of our peer group. As shown in the Summary Compensation Table below, Mrs. Wilderotter’s 2009 total compensation was approximately 32% less than her 2008 total compensation.

For the other named executive officers whose performance was judged based on the same 3P criteria as Mrs. Wilderotter, the Compensation Committee reviewed Mrs. Wilderotter’s performance assessments for each executive and her recommendations with respect to merit increases in base salary, annual cash incentive bonus payouts and restricted stock awards. The Committee then discussed their assessments of each named executive officer and approved the base salaries for 2010, annual cash bonus payouts and restricted stock awards set forth below.

Name	2010 Base Salary (1)	2009 Incentive Bonus Payout	Grant Date Fair Value of Stock Award (2)
Mrs. Wilderotter	$960,000	$910,200	$3,648,815
Mr. Shassian	$468,000	$439,200	$829,292
Mr. McCarthy	$360,000	$330,456	$631,499
Mr. Hayes	$300,000	$286,050	$378,112
Ms. McKenney	$300,000	$213,911	$404,164

(1)	Includes merit increases for each of the named executive officers effective March 1, 2010. For Mr. McCarthy, also includes a market-based adjustment to his base salary based on the results of the peer review study, as discussed above under “Market and Peer Group Reviews.”

(2)	The amounts in this column represent the grant date fair value, pursuant to Topic 718, of restricted stock awards made in February 2010 in recognition of 2009 performance.

Internal Revenue Code Section 162(m) Policy

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer or any of the four most highly compensated executive officers (other than the chief executive officer). Section 162(m) provides that qualifying “performance-based compensation” will not be subject to the tax deduction limit if certain requirements are met. The Compensation Committee believes it is important to maximize the corporate tax deduction, thereby minimizing the company’s tax liabilities. Accordingly, the Compensation Committee has designed the Frontier Bonus Plan and the 2009 Equity Incentive Plan and amended the 2000 Equity Incentive Plan to make compensation awarded under these plans deductible under Section 162(m) as “performance-based compensation.” The Frontier Bonus Plan and the amended 2000 Equity Incentive Plan went into effect with respect to 2008 compensation, which was paid in February and March 2009. The 2009 Equity Incentive Plan went into effect with respect to 2009 compensation, which was paid in February 2010. Amounts that were guaranteed at the time of payment under our employment agreements with the named executive officers were not deductible by the company under Section 162(m) as such amounts did not qualify as “performance-based compensation.”

Under certain circumstances, Mrs. Wilderotter’s compensation may not be deductible under Section 162(m). We may also award amounts in the future that are not deductible under Section 162(m) if the Compensation Committee determines that it is in the best interests of the company and our stockholders to do so.

Compensation Committee Report

The Compensation Committee of our board of directors has submitted the following report for inclusion in this proxy statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Committee:

Submitted by:

Lawton Wehle Fitt, Chair
Peter C.B. Bynoe
Jeri B. Finard
Myron A. Wick, III

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates it by reference in a filing.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to our Chief Executive Officer, our Chief Financial Officer and each of our other three most highly compensated current executive officers in 2009, 2008 and 2007.

Name and Principal Position(s)	Year	Salary (1)	Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Mary Agnes Wilderotter	2009	$882,308	—	$3,000,000	$910,200	$26,626	$4,819,134
Chairman of the Board	2008	$920,833	—	$5,260,151	$878,611	$4,049	$7,063,644
of Directors, President	2007	$875,000	—	$2,404,800	$895,410	$2,071	$4,177,281
and Chief Executive Officer
Donald R. Shassian	2009	$429,231	—	$924,996	$439,200	$7,804	$1,801,231
Executive Vice President	2008	$448,000	$2,500	$834,941	$425,790	$8,624	$1,719,855
and Chief Financial	2007	$435,834	$50,000	$601,200	$439,051	$9,154	$1,535,239
Officer (5)
Daniel J. McCarthy	2009	$317,826	—	$500,000	$330,456	$7,694	$1,155,976
Executive Vice President	2008	$315,000	$1,000	$444,645	$303,968	$7,921	$1,072,534
and Chief Operating	2007	$288,334	—	$526,050	$287,448	$7,262	$1,109,094
Officer
Peter B. Hayes	2009	$286,154	—	$423,446	$286,050	$23,316	$1,018,966
Executive Vice President,	2008	$298,667	—	$441,578	$280,470	$53,121	$1,073,836
Commercial Sales	2007	$290,542	—	$526,050	$286,082	$70,302	$1,172,976
Cecilia K. McKenney	2009	$276,616	—	$449,996	$213,911	$7,650	$948,173
Executive Vice President,	2008	$288,875	$1,000	$424,878	$206,078	$7,799	$928,630
Human Resources and	2007	$281,876	—	$419,593	$214,603	$8,033	$924,105
Call Center Sales & Service

(1)	For 2009, reflects salary reduction equivalent to 12 unpaid days pursuant to the furlough program described in the Compensation Discussion and Analysis section.

(2)

The stock awards referred to in this column consist of grants of restricted stock and, for Mrs. Wilderotter, a one-time grant of 120,000 shares of common stock in 2008. The amounts shown in this column represent the grant date fair value, pursuant to Topic 718, of the stock awards granted in the applicable year. For a discussion of valuation assumptions, see Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. For additional details regarding the restricted stock awards, see the Grant of Plan-Based Awards table below and the accompanying narrative. Note that the amounts in this column for 2008 and 2007 (and the related “Total” amounts) for each of the named executive officers have been revised from those disclosed in the Company’s 2009 proxy statement to conform to new disclosure rules in effect for this proxy statement.

For Mrs. Wilderotter, stock awards in 2008 consisted of a grant of restricted stock with a grant date fair value of $3,911,351 and a one-time grant of common stock with a grant date fair value of $1,348,800.

(3)	The amounts shown in this column represent awards made under the Frontier Bonus Plan. Awards for each year are paid in March of the following year.

(4)

The All Other Compensation column includes, among other things, the items described below. The SEC requires us to identify and quantify any individual item of compensation exceeding $10,000, except as discussed below under “Perquisites and Other Personal Benefits.”

Perquisites and Other Personal Benefits. Disclosure of perquisites and other personal benefits is omitted for a named executive officer if they aggregate less than $10,000 in the fiscal year. Accordingly, for 2009, perquisites and other personal benefits are included in this column for Mr. Hayes (housing allowance in the amount of $12,000) and Mrs. Wilderotter (legal expenses in connection with amendments to her employment agreement, primarily pursuant to the deferred compensation rules imposed by Section 409A of the Internal Revenue Code (“Section 409A”), in the amount of $24,560).

Tax Gross-Ups. For 2009, the amounts in this column for Mr. Hayes also include a tax gross-up payment in the amount of $5,941.

(5)

Mr. Shassian joined our company as Chief Financial Officer effective April 17, 2006 and became an Executive Vice President on February 21, 2008. In accordance with his letter agreement with us, he received a sign-on bonus of $50,000 on April 17, 2007. See “Employment Arrangements; Potential Payments Upon Termination or Change-in-Control—Donald R. Shassian.” Mr. Shassian was the Chief Financial Officer and then Chief Operating Officer of RSL Communications Ltd., a Bermuda limited liability entity, for a period beginning in 1999 and ending in September 2000. In March 2001, RSL sought protection from its creditors under the laws of Bermuda.

Grant of Plan-Based Awards

The following table sets forth information concerning cash awards under our non-equity incentive compensation plan (the Frontier Bonus Plan) for 2009 and grants of stock made during 2009 to the named executive officers.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards
		Threshold	Target	Maximum
		($)	($)	($)	(#)	($)

Mary Agnes Wilderotter	—	$0	$925,000	$1,110,000	—	—
	February 6, 2009	—	—	—	355,030	$3,000,000

Donald R. Shassian	—	$0	$450,000	$540,000	—	—
	February 6, 2009	—	—	—	109,467	$924,996

Daniel J. McCarthy	—	$0	$342,400	$410,880	—	—
	February 6, 2009	—	—	—	59,172	$500,000

Peter B. Hayes	—	$0	$300,000	$360,000	—	—
	February 6, 2009	—	—	—	50,112	$423,446

Cecilia K. McKenney	—	$0	$217,500	$261,000	—	—
	February 6, 2009	—	—	—	53,254	$449,996

Awards under the Frontier Bonus Plan for 2009 shown under the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards columns were paid in March 2010 based on performance metrics set for 2009 and achievement of individual goals, as described above under “Compensation Discussion and Analysis.” Target awards under the Frontier Bonus Plan are set as a percentage of base salary. Targets for 2009 were set at 100% of base salary for each of the named executive officers other than Ms. McKenney, whose target was set at 75% of her base salary. Payouts can be up to 120% of the target. The actual amounts of these awards for 2009 for the named executive officers are reported above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

The stock awards referred to in the above table are grants of restricted stock. The grants vest in four equal annual installments commencing one year after the grant date. All such grants of restricted stock were made under our Amended and Restated 2000 Equity Incentive Plan in 2009. Each of the named executive officers is entitled to receive dividends on shares of restricted stock at the same rate and at the same time we pay dividends on shares of our common stock. The common stock dividend rate for 2009 was $1.00 per share, paid quarterly. No above-market or preferential dividends were paid with respect to any restricted shares.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding shares of restricted stock held by the named executive officers at year-end. None of the named executive officers held any options to purchase common stock at year-end.

Name	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)
	(#)	($)
Mary Agnes Wilderotter	760,019	$5,935,748
Donald R. Shassian	200,003	$1,562,023
Daniel J. McCarthy	115,079	$898,767
Peter B. Hayes	106,312	$830,297
Cecilia K. McKenney	104,245	$814,153

(1)	The shares of restricted stock held by the named executive officers as of December 31, 2009 vest as follows:

•

Mrs. Wilderotter: 144,000 restricted shares vest in two equal annual installments commencing February 22, 2010; 260,989 restricted shares vest in three equal annual installments commencing February 26, 2010 and 355,030 restricted shares vest in four equal annual installments commencing February 6, 2010.

•

Mr. Shassian: 12,500 restricted shares vest on April 17, 2010; 20,000 restricted shares vest in two equal annual installments commencing February 22, 2010; 58,036 restricted shares vest in three equal annual installments commencing February 21, 2010 and 109,467 restricted shares vest in four equal annual installments commencing February 6, 2010.

•

Mr. McCarthy: 7,500 restricted shares vested on February 22, 2010; 17,500 restricted shares vest in two equal annual installments commencing February 22, 2010; 30,907 restricted shares vest in three equal annual installments commencing February 21, 2010 and 59,172 restricted shares vest in four equal annual installments commencing February 6, 2010.

•

Mr. Hayes: 8,000 restricted shares vested on February 22, 2010; 17,500 restricted shares vest in two equal annual installments commencing February 22, 2010; 30,700 restricted shares vest in three equal annual installments commencing February 21, 2010 and 50,112 restricted shares vest in four equal annual installments commencing February 6, 2010.

•

Ms. McKenney: 7,500 restricted shares vested on February 7, 2010; 13,958 restricted shares vest in two equal annual installments commencing February 22, 2010; 29,533 restricted shares vest in three equal annual installments commencing February 21, 2009 and 53,254 restricted shares vest in four equal annual installments commencing February 6, 2010.

(2)	The market value of shares of common stock reflected in the table is based upon the closing price of the common stock on December 31, 2009, which was $7.81 per share.

Option Exercises and Stock Vested

The following table sets forth information regarding the shares of restricted stock that vested for each of the named executive officers in 2009. No named executive officer acquired any shares upon the exercise of stock options in 2009. The value of restricted stock realized upon vesting is based on the closing price of the shares on the vesting date.

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)
Mary Agnes Wilderotter	188,996	$1,388,701
Donald R. Shassian	41,845	$311,011
Daniel J. McCarthy	30,677	$226,313
Peter B. Hayes	26,984	$203,459
Cecilia K. McKenney	24,324	$183,403

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		(#)	($)	($)
Mary Agnes Wilderotter	—	—	—	—
Donald R. Shassian	—	—	—	—
Daniel J. McCarthy	Frontier Pension Plan	10.0	$85,569	—
Peter B. Hayes	—	—	—	—
Cecilia K. McKenney	—	—	—	—

We have a noncontributory, qualified retirement plan, the Frontier Pension Plan, covering a majority of our employees that provides benefits that, in most cases, are based on formulas related to base salary and years of service. The plan has been amended to provide that, effective February 1, 2003, no further benefits will be accrued under the plan by most non-union participants (including all executive officers). Mr. McCarthy is the only named executive officer who has vested benefits under the plan, which is referred to as “frozen.” The estimated annual pension benefits (assumed to be paid in the normal form of an annuity) for Mr. McCarthy is $22,641. This amount is calculated under the plan based on his 10 years of service credit at the time the plan was frozen and the compensation limits established in accordance with federal tax law in the computation of retirement benefits under qualified plans. Benefits are not subject to reduction for Social Security payments or other offset amounts. For a discussion of valuation assumptions, see Note 21 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

Employment Arrangements; Potential Payments Upon Termination or Change-in-Control

We entered into an employment agreement with Mary Agnes Wilderotter, dated as of November 1, 2004, pursuant to which Mrs. Wilderotter was appointed President and Chief Executive Officer. In December 2005, Mrs. Wilderotter was appointed Chairman of the board of directors and the 2010 Amendment (as described below) provides for her to continue in that role. The employment agreement was amended in December 2008 in connection with the deferred compensation rules imposed by Section 409A. The employment agreement was further amended in March 2010 (the “2010 Amendment”). The employment agreement had an initial term of five years, which expired in November of 2009. Under the 2010 Amendment, the employment agreement was extended for three years, with an expiration date of April 2013. The agreement automatically renews at the end of the new term or any renewal term for an additional one-year term, unless either party provides prior notice of non-renewal. Pursuant to the 2010 Amendment, Mrs. Wilderotter’s base salary was confirmed at $960,000 and will increase to $1,000,000 commencing with the closing of the Verizon transaction. Mrs. Wilderotter’s base salary can be further increased from time to time by the Compensation Committee. Under the original terms of her employment agreement, Mrs. Wilderotter was also eligible to earn a target bonus equal to 100% of her base salary. Pursuant to the 2010 Amendment, Mrs. Wilderotter will be eligible to earn a target bonus equal to 135% of her base salary, commencing with the closing of the Verizon transaction. Prior to effectiveness of the 2010 Amendment, the employment agreement provided that Mrs. Wilderotter receive a minimum grant of restricted shares of common stock with an aggregate value on the date of each grant equal to between $1,000,000 and $2,000,000, as determined by the Compensation Committee. Pursuant to the 2010 Amendment, Mrs. Wilderotter no longer is entitled to guaranteed minimum equity awards, however, she will be eligible to participate in the company’s equity incentive plans and receive awards at the discretion of the Compensation Committee.

If Mrs. Wilderotter’s employment is terminated without “cause” or by Mrs. Wilderotter with “good reason” (each as defined in the employment agreement), we would be required to pay Mrs. Wilderotter an amount equal to her base salary through the date of termination and any bonus earned but unpaid as of the date of termination for any previously completed fiscal year, plus the sum of three times her base salary and two times her target bonus (payable in equal installments over 36 months) and one times her target bonus (payable in a lump sum within 2-1/2 months following the end of the calendar year of termination), and all of her restricted shares will vest. Mrs. Wilderotter is also entitled to receive reimbursement for any unreimbursed business expenses, any accrued but unpaid vacation and continued medical, dental and life insurance and other health benefits until the end of the severance period or the date on which Mrs. Wilderotter becomes eligible to receive comparable benefits from any subsequent employer, whichever is earlier, for which we will provide a lump sum for her for the cost to her of such benefits. As a director, Mrs. Wilderotter may continue to participate in these plans following the severance period at her cost. Under the original terms of her employment agreement, Mrs. Wilderotter was entitled to the above severance benefits if we did not renew the agreement at the end of a term. This provision was removed as part of the 2010 Amendment.

If Mrs. Wilderotter’s employment is terminated due to her death or in connection with a disability, she or her estate will be entitled to payment of base salary for six months following the termination and a prorated portion of the target bonus, and all restricted shares will vest. Mrs. Wilderotter is also entitled to receive reimbursement for any unreimbursed business expenses, any accrued but unpaid vacation, pension, profit sharing, medical, dental and life insurance and other employee benefit plans to which Mrs. Wilderotter is entitled upon termination of her employment for a period of two years, for which we will provide a lump sum to her for the cost to her of such benefits.

In the event of a constructive termination following a “change in control” (as defined in the employment agreement), Mrs. Wilderotter will be entitled to the amounts she would receive in connection with a termination by us without cause or by her with good reason. Under the original terms of her employment agreement, Mrs. Wilderotter was eligible for additional payments to make her whole for any excise taxes under Section 280G of the Internal Revenue Code. This provision was removed as part of the 2010 Amendment and replaced with a provision that “caps” the amounts Mrs. Wilderotter may receive in connection with a change-in-control, unless the total payments to be received by her would result in a higher after tax benefit. Mrs. Wilderotter is still responsible to pay any required excise taxes.

The following table sets forth the amounts Mrs. Wilderotter would have been entitled to from us under the original terms of her employment agreement had her employment been terminated as of December 31, 2009.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Restricted Stock (2)	Benefits (3)	Total
Without cause, for good reason or non-renewal of agreement	$2,775,000	$2,775,000	$5,935,748	$41,164	$11,526,912
Death	$462,500	$462,500	$5,935,748	$12,574	$6,873,322
Disability	$462,500	$462,500	$5,935,748	$27,021	$6,887,769
Change-in-control	$2,775,000	$2,775,000	$5,935,748	$41,164	$11,526,912
With cause or without good reason	—	—	—	—	—

(1)

Base salary and two-thirds of the bonus amount payable in equal installments over 36 months. The remaining bonus amount payable in a lump sum within 2-1/2 months following the end of the calendar year of termination.

(2)	Dollar value of 760,019 shares of restricted stock held by Mrs. Wilderotter on December 31, 2009 based on the closing sales price of $7.81 per share of our common stock on December 31, 2009.

(3)	Value of continued medical, dental, vision and life insurance benefits for Mrs. Wilderotter and her spouse, as applicable, under the terms of her employment agreement as described above.

Donald R. Shassian

We entered into a letter agreement with Donald R. Shassian, dated March 7, 2006, pursuant to which Mr. Shassian was appointed Chief Financial Officer. The letter agreement was amended in December 2008 in connection with the deferred compensation rules imposed by Section 409A and superseded our July 2007 arrangement with him regarding the vesting of his restricted stock. In February 2008, Mr. Shassian was appointed Executive Vice President and Chief Financial Officer. Under the terms of Mr. Shassian’s letter agreement, his initial annual base salary was $425,000, which can be and has been increased from time to time by the Compensation Committee. The letter agreement provides for a target annual incentive bonus of 100% of his base salary. In addition, Mr. Shassian received two sign-on bonuses: $25,000 payable 30 days after his start date and $50,000 payable on the first anniversary of his start date. Mr. Shassian also received a sign-on grant of 50,000 shares of restricted stock that vested ratably over four years. Additionally, with respect to each fiscal year during his employment term commencing with 2007, Mr. Shassian is eligible to receive a grant of restricted shares of common stock in an amount to be determined by the Compensation Committee.

If, within one year following a “change in control” (as defined in the letter agreement) of the company, (a) Mr. Shassian is terminated by the company without cause or (b) he terminates his employment as a result of (i) a material decrease in his base salary, target bonus or long term incentive compensation target from those in effect immediately prior to the change in control for any reason other than cause, (ii) a material relocation of his principal office (with greater than 50 miles from our Stamford, Connecticut headquarters deemed to be material), or (iii) a material decrease in his responsibilities or authority for any reason other than cause, subject to certain notice and cure provisions, Mr. Shassian will be entitled to two years of base salary and target bonus and all restrictions on restricted shares held by him will immediately lapse and his restricted shares shall become non-forfeitable.

The following table sets forth the amounts Mr. Shassian would have been entitled to from us had his employment been terminated as of December 31, 2009 following a change in control. Mr. Shassian would not be entitled to any severance amounts upon termination for any other reason.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Restricted Stock (2)	Total
Change in control	$900,000	$900,000	$1,562,023	$3,362,023

(1)	Payable in a lump sum upon termination.

(2)	Dollar value of 200,003 shares of restricted stock held by Mr. Shassian on December 31, 2009 based on the closing sales price of $7.81 per share of our common stock on December 31, 2009.

Daniel J. McCarthy

In July 2007, we agreed with Daniel J. McCarthy, Executive Vice President and Chief Operating Officer, that all restrictions on restricted shares held by him will lapse and become non-forfeitable if, within one year following a “change in control” (as defined in the memorandum of understanding) of the company, (a) Mr. McCarthy is terminated by the company without cause or (b) he terminates his employment as a result of (i) a material decrease in his base salary, target bonus or long term incentive compensation target from those in effect immediately prior to the change in control for any reason other than cause, (ii) a relocation of his principal office more than 50 miles from Stamford, Connecticut, or (iii) a material decrease in his responsibilities, title or authority for any reason other than cause. Had Mr. McCarthy’s employment been terminated as of December 31, 2009 following a change in control, the value of his accelerated restricted shares would have been $898,767, which is the dollar value of 115,079 shares of restricted stock held by him on December 31, 2009 based on the closing sales price of $7.81 per share of our common stock on December 31, 2009. Mr. McCarthy would not be entitled to any severance amounts upon termination for any other reason. In addition, Mr. McCarthy is also entitled to his pension benefit as set forth under “Pension Benefits.”

Peter B. Hayes

We entered into a letter agreement with Peter B. Hayes, dated December 31, 2004, pursuant to which Mr. Hayes was appointed Senior Vice President, Sales, Marketing & Business Development. The letter agreement was amended in December 2008 in connection with the deferred compensation rules imposed by Section 409A and superseded our July 2007 arrangement with him regarding the vesting of his restricted stock. In December 2005, Mr. Hayes was appointed Executive Vice President, Sales, Marketing & Business Development. In August 2009, Mr. Hayes was appointed Executive Vice President, Commercial Sales. Under the terms of Mr. Hayes’ letter agreement, his initial annual base salary was $275,000, which can be and has been increased from time to time by the Compensation Committee. The letter agreement provides for a target annual incentive bonus of 75% of his base salary, which was increased to 85% commencing in 2007 and to 100% commencing in 2008. Mr. Hayes also received a sign-on grant of 50,000 shares of restricted stock that vested ratably over three years.

If, within one year following a “change in control” (as defined in the letter agreement) of the company, (a) Mr. Hayes is terminated by the company without cause or (b) he terminates his employment as a result of (i) a material decrease in his base salary, target bonus or long term incentive compensation target from those in effect immediately prior to the change in control for any reason other than cause, (ii) a material relocation of his principal office (with greater than 50 miles from our Stamford, Connecticut headquarters deemed to be material), or (iii) a material decrease in his responsibilities or authority for any reason other than cause, subject to certain notice and cure provisions, Mr. Hayes will be entitled to one year of base salary and 100% of his bonus target prorated for the plan year and all restrictions on restricted shares held by him will immediately lapse and his restricted shares shall become non-forfeitable. Mr. Hayes will also be entitled to one year of continued medical benefits, for which we will provide a lump sum to him for the cost to him of such benefits.

Under the terms of the letter agreement, Mr. Hayes was reimbursed for the cost of relocation and is paid a housing allowance until June 30, 2010.

The following table sets forth the amounts Mr. Hayes would have been entitled to from us had his employment been terminated as of December 31, 2009 following a change in control. Mr. Hayes would not be entitled to any severance amounts upon termination for any other reason.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Restricted Stock (2)	Benefits (3)	Total
Change-in-control	$300,000	$300,000	$830,297	$15,844	$1,446,141

(1)	Payable in a lump sum upon termination.

(2)	Dollar value of 106,312 shares of restricted stock held by Mr. Hayes on December 31, 2009 based on the closing sales price of $7.81 per share of our common stock on December 31, 2009.

(3)	Value of continued medical coverage for one year for Mr. Hayes, his spouse and children.

Cecilia K. McKenney

We entered into a letter agreement with Cecilia K. McKenney, dated January 13, 2006, pursuant to which Ms. McKenney was appointed Senior Vice President, Human Resources. The letter agreement was amended in December 2008 in connection with the deferred compensation rules imposed by Section 409A and superseded our July 2007 arrangement with her regarding the vesting of her restricted stock. In February 2008, Ms. McKenney was appointed Executive Vice President, Human Resources and Call Center Sales & Service. Under the terms of Ms. McKenney’s letter agreement, her initial annual base salary was $275,000, which can be and has been increased from time to time by the Compensation Committee. The letter agreement provides for a target annual incentive bonus of 60% of her base salary, which was increased to 75% commencing in 2008 and to 100% commencing in 2010. In addition, Ms. McKenney received a sign-on bonus of $50,000 payable 30 days after her start date. Ms. McKenney also received a sign-on grant of 30,000 shares of restricted stock that vested ratably over four years. Additionally, with respect to each fiscal year during her employment term commencing with 2007, Ms. McKenney is eligible to receive a grant of restricted shares of common stock in an amount to be determined by the Compensation Committee.

If, within one year following a “change in control” (as defined in the letter agreement) of the company, (a) Ms. McKenney is terminated by the company without cause or (b) she terminates her employment as a result of (i) a material decrease in her base salary, target bonus or long term incentive compensation target from those in effect immediately prior to the change in control for any reason other than cause, (ii) a material relocation of her principal office (with greater than 50 miles from our Stamford, Connecticut headquarters deemed to be material), or (iii) a material decrease in her responsibilities or authority for any reason other than cause, subject to certain notice and cure provisions, Ms. McKenney will be entitled to one year of base salary and target bonus and all restrictions on restricted shares held by her will immediately lapse and her restricted shares shall become non-forfeitable.

The following table sets forth the amounts Ms. McKenney would have been entitled to from us had her employment been terminated as of December 31, 2009 following a change in control. Ms. McKenney would not be entitled to any severance amounts upon termination for any other reason.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Restricted Stock (2)	Total
Change in control	$290,000	$217,500	$814,153	$1,321,653

(1)	Payable in a lump sum upon termination.

(2)	Dollar value of 104,245 shares of restricted stock held by Ms. McKenney on December 31, 2009 based on the closing sales price of $7.81 per share of our common stock on December 31, 2009.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Ms. Fitt, as Chair, and Mr. Bynoe, Ms. Finard and Mr. Wick. None of our executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

Compensation Policy Risk Analysis

We have reviewed our compensation policies and overall compensation practices for our employees, including the named executive officers, and do not believe that they are reasonably likely to have a material adverse effect on our company.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 2 on the Proxy Card)

The company and its board of directors are committed to excellence in governance and recognize the interests that our stockholders have expressed in our executive compensation program. As part of our commitment, the board of directors has voluntarily adopted a Corporate Governance Guideline, commonly known as “Say-on-Pay,” to annually provide stockholders with the opportunity to endorse or not endorse the Company’s executive compensation policies and procedures through consideration of the following non-binding advisory resolution:

“Resolved, that the stockholders approve the overall executive compensation policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.”

We believe that our executive compensation philosophy and programs reinforce our pay for performance culture and are strongly aligned with the long-term interests of our stockholders. The Compensation Committee, which oversees and approves the compensation philosophy and programs, engages in an extensive process to align executive pay, both short- and long-term, with the company’s performance and the interests of stockholders. The Compensation Discussion and Analysis section of this proxy statement and the accompanying tables and narrative provide a comprehensive review of the company’s executive compensation philosophy and programs and the rationale for executive compensation decisions. We urge you to read this disclosure prior to voting on this proposal.

Because your vote is advisory, it will not be binding upon the board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. We expect to engage regularly with stockholders concerned with executive compensation or any other matter of stockholder concern. Stockholders who want to communicate with our board or any specific director, including the Lead Director, any non-management director, the non-management directors as a group, any independent director or the independent directors as a group, can do so by writing to such director or group of directors at: Frontier Communications Corporation, Three High Ridge Park, Stamford, Connecticut 06905. Any communication will be forwarded to the director or directors to whom it is addressed.

The board of directors recommends a vote FOR this proposal.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2009 regarding compensation plans (including individual compensation arrangements, but not including qualified employee benefit plans and plans available to stockholders in a pro rata basis) under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,174,814	$13.21	12,057,989
Equity compensation plans not approved by security holders	—	—	—

Total	4,174,814	$13.21	12,057,989

STOCKHOLDER PROPOSAL
(Item 3 on the Proxy Card)

We have received a stockholder proposal for inclusion in this proxy statement. The proponent of this proposal has requested that we include the following proposal and supporting statement in our proxy statement for the meeting, and if properly presented at the meeting, this proposal will be voted on at the meeting. The stockholder proposal and supporting statement are quoted verbatim in italics below.

Our management does not support the adoption of the resolution proposed below and asks stockholders to consider management’s response, which follows the stockholder proposal. The board of directors recommends a vote AGAINST this proposal. The address and stock ownership of the proponent will be furnished by Frontier’s Secretary to any person, orally or in writing as requested, promptly upon receipt of any oral or written request.

Resolved, that stockholders of Frontier Communications Corporation (“Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to stockholders regarding the policy before Company 2011 annual meeting of stockholders. The stockholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

Supporting Statement

Equity-based compensation is an important component of senior executive compensation at Company.

Requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would focus them on Company long-term success and would better align their interests with those of Company stockholders. In the context of the current financial climate, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2002 report by a commission of The Conference Board endorsed the idea of a holding requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

The Company has established stock ownership guidelines for executive officers. The Chief Executive Officer (“CEO”) is expected to maintain ownership of shares at two times base salary; and the other members of the Senior Leadership Team are expected to own stock having a minimum value of one times base salary. Officers are given three years to comply with this guideline and must retain ownership as long as they remain executives.

We believe this policy does not go far enough to ensure that equity compensation builds executive ownership, especially given the extended time period for compliance. We also view a retention requirement approach as superior to a stock ownership guideline because a guideline losses effectiveness once it has been satisfied.

We urge stockholders to vote for this proposal.

Management Statement in Opposition to Stockholder Proposal

The board of directors recommends that you vote AGAINST this stockholder proposal.

The board of directors recognizes the importance of aligning the interests of the senior executives with those of our stockholders and sending a positive message to investors about the executive officers’ commitment to enhancing stockholder value. In addition, the board believes that equity awards are an effective tool for compensation and recruitment of top management talent.

The stockholder proposal seeks to convert our company’s equity compensation arrangements into a form of post-employment deferred compensation or retirement plan. This overemphasis on post-employment compensation is unnecessary given the significant holding requirements that currently provide an incentive for senior executives to focus on the long-term health and future of the company. As addressed in the

Compensation Discussion and Analysis section of this proxy statement, stock ownership is a fundamental element of the company’s compensation program and provides an essential source of incentives and motivation to our executives. Any additional limitations on an executive’s ability to manage his or her personal finances would constrain our ability to recruit and retain exceptional senior executives.

The use of equity awards as a significant part of our executives’ compensation demonstrates the board of directors’ belief that executive stock ownership aligns the executives’ interests with those of the stockholders by ensuring that executives have an interest in the long-term performance of the company and an investment in the future of the company. Time-based restricted stock grants typically vest over four years, subject to continued employment by the executive. The executive realizes full value from the grant only after the four years of service to our company. The value of the stock realized when it vests is directly tied to the long term appreciation of our stock price over the vesting period, which is incentive for our executives to manage the company for long-term success and benefits all stockholders.

Consistent with this belief in the value and importance of equity ownership, the Compensation Committee has established stock ownership guidelines for senior executives as outlined in detail under “Stock Ownership Guidelines” in the Compensation Discussion and Analysis section in this proxy statement. Our stock ownership guidelines, which have been in place since 2007, require our most senior executive officers to own meaningful levels of stock based on their salary, while also allowing them to realize the value of their equity incentive compensation and giving them the ability to manage their personal finances. In practice, the company’s executive officers hold most of their restricted shares for their full terms of employment with the company and have retained a large percentage of the net (after-tax) shares awarded to them.

The board of directors believes that the existing equity compensation and stock ownership programs have achieved the right balance between providing executives with a substantial percentage of compensation in the form of equity awards while also ensuring that they have a substantial investment in the company’s future. Adoption of this proposal would limit the Compensation Committee’s ability to use significant at-risk equity compensation because a requirement to hold such awards through termination of employment would mean that executives would not have access to a majority of their equity compensation until two years after they retire or otherwise cease to be employed by the company. In addition, the requirement that an executive retain a large percentage of his or her equity awards for a period of two years following termination of employment actually creates a disincentive to remain with the company. Executives who have been successful in enhancing stockholder value may choose to leave the company earlier than they otherwise would if they want to share in the value they have helped to create by selling any of their shares.

The board of directors remains committed to equity compensation programs and stock ownership guidelines for our senior executives that serve to align the interests of the company’s leadership with those of our stockholders. The board of directors believes that the current programs and guidelines achieve that goal while providing appropriate personal financial flexibility for our executives.

For these reasons, the company believes this proposal is unnecessary and undesirable and could have adverse consequences for stockholders. Accordingly, the board of directors recommends a vote AGAINST the stockholder proposal.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible, under its charter, for oversight of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee has the authority to retain and terminate the independent registered public accounting firm, to review the scope and terms of the audit and to approve the fees to be charged. The Audit Committee monitors our system of internal control over financial reporting, and management’s certifications as to disclosure controls and procedures and internal controls for financial reporting. Our management and independent registered public accounting firm, not the Audit Committee, are responsible for the planning and conduct of the audit of our consolidated financial statements and determining that the consolidated financial statements are complete and accurate and prepared in accordance with U.S. generally accepted accounting principles.

The Audit Committee has met and held discussions with management, our senior internal auditor and our independent registered public accounting firm (with and without management and our senior internal auditor present) and has reviewed and discussed the audited consolidated financial statements and related internal control over financial reporting with management and our independent registered public accounting firm.

The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380).

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with our independent registered public accounting firm that firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC. The Audit Committee selected KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2010, which is being presented to stockholders at the meeting for ratification.

Submitted by:

Howard L. Schrott, Chair
Leroy T. Barnes, Jr.
Larraine D. Segil
David H. Ward

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates it by reference in a filing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

In accordance with the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the NYSE, the Audit Committee pre-approves all auditing and permissible non-auditing services that will be provided by KPMG LLP, our independent registered public accounting firm.

The following table sets forth the fees for professional audit services paid by us to KPMG LLP, our independent registered public accounting firm:

	2009	2008
Audit Fees	$2,835,000	$3,096,000
Audit-Related Fees	545,000	30,000
Tax Fees	—	61,696
All Other Fees	28,000	91,500

Total	$3,408,000	$3,279,196

Audit Fees

Audit fees relate to professional services rendered in connection with the audit of our annual consolidated financial statements included on Form 10-K and internal control over financial reporting, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q, and audit services provided in connection with other subsidiary and regulatory audit reports. These fees were approved by the Audit Committee.

Audit-Related Fees

Fees for 2009 are for work performed by KPMG LLP in connection with the Verizon transaction and registration statements. Fees for 2008 are for work performed by KPMG LLP in connection with a registration statement.

Tax Fees

Fees for 2008 are for work performed by KPMG LLP for tax-related professional services provided to a subsidiary of the company.

All Other Fees

Other fees for 2009 and 2008 were for services related to a license fee. For 2008, fees also included certain due diligence activities.

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Item 4 on the Proxy Card)

The board of directors recommends that the stockholders ratify the selection of KPMG LLP, registered public accounting firm, as the independent registered public accounting firm to audit our accounts and those of our subsidiaries for 2010. The Audit Committee approved the selection of KPMG LLP as our independent registered public accounting firm for 2010. KPMG LLP is currently our independent registered public accounting firm.

The board of directors recommends a vote FOR this proposal.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2009 Annual Report to Stockholders is being furnished to stockholders concurrently herewith. Stockholders may request another free copy of our 2009 Annual Report from:

Frontier Communications Corporation
Attn: Investor Relations Department
Three High Ridge Park
Stamford, Connecticut 06905
Telephone: (866) 491-5249
E-mail: frontier@frontiercorp.com

PROPOSALS BY STOCKHOLDERS

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation at our 2010 annual stockholders meeting must be received by us no later than December 10, 2010. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Secretary
Frontier Communications Corporation
Three High Ridge Park
Stamford, Connecticut 06905
Fax: (203) 614-4651

For a stockholder proposal that is not intended to be included in our 2011 proxy statement under Rule 14a-8, our bylaws require the stockholder’s written proposal be submitted to our Secretary at the address above:

•	On or after the close of business on January 13, 2011; and

•	On or before the close of business on February 12, 2011.

In such a case, the notice of proposal must meet certain requirements set forth in our bylaws. Such proposals are not required to be included in our proxy materials.

If the date of the stockholder meeting is moved more than 30 days before or after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received not less than a reasonable time, as determined by our board, prior to the printing and mailing of proxy materials for the applicable annual meeting.

Frontier Communications Corporation
Three High Ridge Park
Stamford, Connecticut 06905

2010 Annual Meeting of Stockholders
10:00 a.m., Eastern Daylight Savings Time, May 13, 2010
Three High Ridge Park
Stamford, Connecticut 06905

ADVANCE REGISTRATION

Attendance at the meeting is limited to our stockholders, or their authorized representatives, and our guests. If you plan to attend or send a representative to the meeting, please notify us by marking the Advance Registration box on your proxy.

You may view this proxy statement and our Annual Report at the following Internet web site: www.proxyvote.com. An advance registration form may be submitted (for registered stockholders only) by selecting the proxy statement, the advance registration form and then clicking on the submit button once you have completed the form.

Information about Delivery of Stockholder Material

“Householding”

In an effort to minimize costs and the amount of duplicate material a household receives, we are sending one Form 10-K to accounts sharing the same last name and address. A copy of Frontier’s 2009 Form 10-K, if not included in this package, has been sent to your address in another proxy package and should have already arrived. If you have not yet received a Form 10-K, would like another copy, and/or wish to receive financial reports for each account in your household in the future, please contact Frontier’s investor relations department by phone at 1-866-491-5249; by mail at 3 High Ridge Park, Stamford, CT 06905; or by email at Frontier@frontiercorp.com.

Vote Your Proxy Online

You can use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Daylight Savings Time, the day before the meeting date. Have your proxy card in hand when you access the website (www.proxyvote.com), and follow the instructions to obtain your records and to create an electronic voting instruction form. There is no charge to you for this service, but there may be costs associated with access to the Internet, such as usage charges for your Internet service provider and/or telephone companies.

Electronic Delivery of Future Proxy Material

After submitting your proxy vote online, you may elect to receive future proxy material (annual report, proxy statement, etc.) from Frontier electronically. Before exiting www.proxyvote.com, click the button for “Electronic Delivery” and enter your email address. Then click the button indicating your consent to receive future information in an electronic format. Next year, you will receive an email providing information about where to locate the annual report and proxy statement online and how to vote these shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M23131-P89083

FRONTIER COMMUNICATIONS CORPORATION

Proxy Solicited on Behalf of Board of Directors

The undersigned hereby appoints William M. Kraus, Howard L. Schrott and Myron A. Wick, III or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Frontier Communications Corporation (the “Company”) to be held on Thursday, May 13, 2010, at 10:00 a.m. Eastern Daylight Savings Time, at our offices at 3 High Ridge Park, Stamford, CT 06905, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the company held or owned by the undersigned as directed, and in their discretion upon such other matters as may come before the meeting or any adjournment thereof.

If the undersigned holds shares of Frontier common stock under the Frontier 401(k) Savings Plan, this proxy represents the number of shares allocable to the undersigned under the Plan as well as other shares registered in the undersigned’s name. The undersigned hereby authorizes and directs Fidelity Investments, as the Trustee under the Plan, to vote all shares of stock allocated to the undersigned under the provisions of the Plan and appoints William M. Kraus, Howard L. Schrott and Myron A. Wick, III or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 13, 2010 at 10:00 a.m. Eastern Daylight Savings Time, at our offices at 3 High Ridge Park, Stamford, CT 06905, and at any adjournments thereof. Said Trustee is authorized and directed to execute and deliver a written proxy appointing such individuals to act as proxies as directed, and, in their discretion, upon such other matters as may come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in FAVOR of the election of all directors and the adoption of Proposal 2 and Proposal 4 and AGAINST Proposal 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Savings Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

FRONTIER COMMUNICATIONS CORPORATION
3 HIGH RIDGE PARK	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
STAMFORD, CT 06905

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Savings Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M23130-P89083	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FRONTIER COMMUNICATIONS CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors	☐	☐	☐	_____________________________________

Nominees:

	01) Leroy T. Barnes, Jr.	06) Howard L. Schrott
	02) Peter C.B. Bynoe	07) Larraine D. Segil
	03) Jeri B. Finard	08) David H. Ward
	04) Lawton Wehle Fitt	09) Myron A. Wick, III
	05) William M. Kraus	10) Mary Agnes Wilderotter

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

2.	To consider and vote upon an advisory proposal on executive compensation.					☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

3.	To consider and vote upon a stockholder proposal, if presented at the meeting.					☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

4.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2010.					☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐		NOTE: The named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date